                                                                     EXHIBIT 2.4

================================================================================


                                WPI Group (UK)

                                      and

                                WPI Group Inc.

                                      and

                           Dynatech Nominees Limited


                      AGREEMENT FOR THE SALE AND PURCHASE

                                 OF SHARES IN

                       WPI HUSKY TECHNOLOGY LTD AND WPI
                             HUSKY TECHNOLOGY GMBH

================================================================================

                               TABLE OF CONTENTS

1    Sale and Purchase of Shares..........................................   2
-    ---------------------------
2    Completion...........................................................   3
-    ----------
3    Completion Accounts..................................................   6
-    -------------------
4    Warranties...........................................................  12
-    ----------
5    Action Pending Completion............................................  13
-    -------------------------
6    Purchaser's Rights...................................................  16
-    ------------------
7    Limitations on the Vendor's Liability................................  17
-    ------------------------------------
8    Use of Intellectual Property Rights..................................  20
-    -----------------------------------
9    Vendor's Undertakings and Guarantee..................................  20
-    -----------------------------------
10   Confidential Information.............................................  25
--   --------------------------
11   Announcements........................................................  25
--   ---------------
12   Competition..........................................................  25
--   -------------
13   Costs................................................................  26
--   -------
14   Interest.............................................................  26
--   ----------
15   General..............................................................  26
--   ---------
16   Assignment...........................................................  27
--   ------------
17   Time of the Essence..................................................  27
--   ---------------------
18   Further Assurance....................................................  27
--   -------------------
19   Interpretation.......................................................  27
--   ----------------
20   Notices..............................................................  33
--   ---------
21   Governing Law and Jurisdiction.......................................  34
--   --------------------------------
22   Counterparts.........................................................  35
--   ------------

SCHEDULE 1................................................................  36
----------
SCHEDULE 2................................................................  37
----------
SCHEDULE 3................................................................  39
----------
SCHEDULE 4................................................................  42
----------
SCHEDULE 5................................................................  73
----------
SCHEDULE 6................................................................  74
----------
SCHEDULE 7................................................................  79
----------
SCHEDULE 8................................................................  80
----------

                          SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 23 February, 2000.

BETWEEN:

(1) WPI Group (UK), a private unlimited liability company incorporated in England and Wales (the "Vendor");
                             ------

(2) WPI Group Inc., a publicly listed company on the NASDAQ stock exchange incorporated in New Hampshire (the "Guarantor"); and
                                         ---------

(3) Dynatech Nominees Limited (Company number 3925088), a limited liability company incorporated in England and Wales (the "Purchaser").
                                                     ---------

                                   RECITALS
                                   --------

A.   WPI Husky Technology Inc., a Florida corporation (the "US Vendor") owns
                                                            ---------
     certain assets and businesses located within the US.

B.   The Vendor owns all of the issued share capital (the "WPI Husky Shares")
                                                           ----------------
     of WPI Husky Technology Ltd ("WPI Husky"), a limited liability company
                                   ---------
     incorporated in England and Wales.

C. WPI Oyster Termiflex Ltd, a limited liability company incorporated in England and Wales (the "UK Vendor"), owns certain assets and businesses
                             ---------
     located in the UK.

D.   The Vendor owns all of the issued share capital (the "WPI GmbH Shares") of
                                                           ---------------
     WPI Husky Technology GmbH, a limited liability company incorporated in Germany and registered at the Commercial Register of the Siegburg Local Court under file number HRB 3396, formerly Cologne Local Court, HRB 20139.

E. The Vendor wishes to sell, and the Purchaser wishes to purchase, the Shares (as hereinafter defined) on and subject to the terms of this Agreement.

F. The US Vendor wishes to sell, and Itronix Corporation, a Delaware corporation (the "US Purchaser") wishes to purchase, certain assets and
                       ------------
     businesses on and subject to the terms of the Asset Purchase Agreement.

G.   The UK Vendor wishes to sell, and Dynatech Corporation Limited (the "UK
                                                                          --
     Purchaser") wishes to purchase, certain assets and businesses on and
     ---------
     subject to the terms of the UK Asset Purchase Agreement.

NOW THEREFORE, THE PARTIES AGREE as follows:

1    Sale and Purchase of Shares
     ---------------------------

1.1 Subject to the terms and conditions hereof, the Vendor agrees to sell, with full title guarantee, and the Purchaser agrees to buy, the Shares and each right attaching to the Shares at or after the date of this Agreement, free from any Encumbrances, and the US Vendor will sell, and the US Purchaser will buy, the US Assets pursuant to the Asset Purchase Agreement and the UK Vendor will sell, and the UK Purchaser will buy, the UK Assets pursuant to the UK Asset Purchase Agreement, for a purchase price of US$34,612,800 payable in US dollars as set forth in Clause 2.2 (the "Purchase Price") and subject to an adjustment as
                          --------------
provided in Clause 3.

1.2 (a) The Purchase Price (including the Escrow Amount) shall be apportioned between the Shares, the US Assets and the UK Assets in accordance with the allocation set forth on Schedule 7. The Purchase Price adjustment determined pursuant to Clauses 3.3(a) and 3.3(b) shall be apportioned between the Shares, the US Assets and the UK Assets in accordance with an allocation schedule to be prepared by the Purchaser, and provided to the Vendor, as soon as practicable after the Completion Date or, if later, after the resolution of any dispute with respect to the purchase price adjustment. The allocation of the purchase price adjustment shall be prepared in a manner that is reasonably consistent with
Schedule 7.

     (b) The portion of the Purchase Price that is apportioned to (i) the US
                                                                   -
Assets pursuant to Clause 1.2(a) (after giving effect to the Purchase Price adjustment), the Assumed Liabilities, (as such term is defined in the Asset Purchase Agreement), and all other relevant items shall be allocated among the US Assets and (ii) the UK Assets pursuant to Clause 1.2(a) (after giving effect
               --
to the Purchase Price Adjustment), the UK Assumed Liabilities and all other relevant items shall be allocated among the UK Assets, in each case in accordance with an allocation schedule to be prepared by the US Purchaser and the UK Purchaser, and provided to the US Vendor and UK Vendor, as soon as practicable after the Completion Date or, if later, after the resolution of any dispute with respect to the purchase price adjustment. Such allocation schedule shall be prepared by the US Purchaser in a manner that is reasonably consistent with the requirements of applicable law including, in the case of allocation discussed in Clause (i), Section 1060 of the Code.

     (c) The Purchaser, the US Purchaser and the UK Purchaser shall consult with the Vendor, the US Vendor and the UK Vendor in preparing the final allocation schedules pursuant to Clauses 1.2(a) and 1.2(b), provided that absent manifest
                                                 --------
error, the Purchaser's, the US Purchaser's and the UK Purchaser's final determinations of such allocation schedules shall be binding on the parties. The US Purchaser and the US Vendor shall each report the purchase and sale contemplated hereby for all purposes (including the filing of IRS Form 8594) in a manner consistent with such final allocation schedules. Neither the Purchaser, the US Purchaser, the UK Purchaser, the Vendor, the

US Vendor nor the UK Vendor shall contend or represent that any allocation set forth in such final allocation schedules is not a correct allocation, in any financial statement or tax return, or any audit or other proceeding with respect to Taxes without the express written consent of the others.

2    Completion
     ----------

2.1 Subject to the prior satisfaction of the conditions set out in Clause 2.4 below, Completion shall take place at the offices of the Purchaser's Solicitors on February 22, 2000 or at such other Business Day and time as the parties shall have agreed to in writing (subject always to the due satisfaction, or if applicable, waiver of all the conditions specified (or deemed to be specified) in Clause 2.4). The date on which Completion shall occur is hereinafter referred to as the "Completion Date".
                    ---------------

2.2 At Completion the Vendor and the Purchaser shall do all those things respectively required of them in Schedule 3 and the Purchaser shall pay, for its own account, and for the account of the US Purchaser and the UK Purchaser, the Purchase Price less the Escrow Amount to the Vendor, the US Vendor and the UK Vendor, as provided in Schedule 7 by transfer of funds for same day value, US$31,643,824 to be paid to the following account: Fleet Bank NH ABA Number 011-400-495 Account Number 1510352-03133, Agency Services Wire Clearing Account,
Attention: Heather Cunningham, Reference: WPI Group Inc, US$218,496.09 to be paid to the ANG Noteholders, to the account of Sheehan Phinney Bass & Green Trust Account, Citizens Bank, 875 Elm Street, Manchester, NH 03101, Account 330004-911-5, ABA:0115-0012-0, US$180,000 to be paid to the Vendor's solicitors to the account of Royal Bank of Scotland PLC, St. Anne Street, Manchester, Account No: 11943297, Sort Code: 16-00-2, Cobbetts Client Account and US$839,839.91 to be paid to the account of WPI Group Inc. to the account of Fleet Bank NH ABA Number 011-400-495, Account 9358942298.

2.3 Payment of the Purchase Price in accordance with Clause 2.2 shall be a good discharge to the Purchaser, the US Purchaser and the UK Purchaser.

2.4 The Purchaser is not obliged to complete this Agreement unless the following conditions are satisfied:

     (a)  the purchase of all the Shares is completed simultaneously;

     (b) the Asset Purchase Agreement is entered into between the US Vendor and the US Purchaser prior to or on Completion;

     (c) the UK Asset Purchase Agreement is entered into between the UK Vendor and the UK Purchaser prior to or on Completion;

     (d) completion by the Purchaser to its satisfaction of financial, tax, legal, technical, operational and human resources due diligence without adverse findings, provided that if the Purchaser has not advised the Vendor in writing on or before February 22, 2000 that the results of such due diligence exercise are not to its satisfaction and that this condition has therefore not been satisfied, the condition in this Clause 2.4(c) shall be deemed to have been satisfied;

     (e) delivery by Fleet Bank of a duly executed release relating to the Credit Facility provided to WPI Group Inc. (including a release of any charges on the Shares of any Group Company to permit the sale of Shares), in form and substance satisfactory to the Purchaser in its sole discretion;

     (f) delivery of a duly executed consent and release from each of the ANG Noteholders in form and substance satisfactory to the Purchaser;

     (g) delivery of a duly executed US legal opinion from the US Vendor's and Guarantor's US legal counsel in form and substance satisfactory to the Purchaser;

     (h) delivery of a duly executed UK legal opinion from the Vendor's solicitors in form and substance satisfactory to the Purchaser;

     (i) written confirmation from the Vendor that all inter-company indebtedness shall be discharged by the Vendor at or prior to Completion in accordance with Clause 3.6.

     (j) delivery of a duly executed consent, waiver or discharge, as the case may be, and evidence of any payments thereof, each in form and substance satisfactory to the Purchaser in respect of any other loan capital, borrowing or indebtedness and like obligations of any Group Company or any other party (including without limitation the guarantees and obligations to be discharged at the Completion Date in the Disclosure Letter);

     (k) delivery by the Vendor to the Purchaser of the Disclosure Letter, in form and substance satisfactory to the Purchaser by no later than February 22, 2000;

     (l)  delivery by the Vendor of all those items specified in Clause 1.1 of
Schedule 3;

     (m) receipt of all required regulatory approvals, in form and substance satisfactory to the Purchaser;

     (n) receipt of any required consents in relation to any Intellectual Property Rights which are not legally and beneficially owned by the Vendor or any Group Company on Completion;

     (o) compliance by the Vendor with all of its obligations under this Agreement;

     (p) delivery of duly executed resolutions of the Vendor and the Guarantor approving the sale and purchase of the Shares in a form and substance satisfactory to the Purchaser;

     (q) delivery by the Vendor of a Deed of Change of Principal Employer duly and validly executed in relation to The Plan, whereby WPI Husky is substituted as Principal Employer of The Plan; and

     (r) delivery by the Vendor of a Deed of Change of Principal Employer duly and validly executed in relation to The Husky Plan, whereby WPI Husky ceases to be the Principal Employer of The Husky Plan.

2.5 If Completion does not take place on the Completion Date because the Vendor fails to comply with any of its obligations under this Clause 2, the Purchaser may by notice to the Vendor:

     (a) proceed to Completion to the extent reasonably practicable including without limitation by purchasing some, but not all of the Shares (but if the Purchaser exercises its right pursuant to this Clause 2.5, completion of the purchase of some of the Shares does not affect the Purchaser's rights in connection with the others);

     (b) postpone Completion to a date to be no later than 29 February.

     (c) terminate this Agreement.

2.6 If the Purchaser postpones Completion to another date in accordance with Clause 2.6(b), the provisions of this Agreement shall apply as if that other date is the date for Completion.

2.7 The Warranties and all other provisions of this Agreement, the Asset Purchase Agreement and the Tax Deed insofar as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever (including, without limitation, any satisfaction and/or waiver of any condition contained in Clause 2.4, except by a specific and duly authorised written waiver or release by the Purchaser).

2.8 If the Purchaser terminates this Agreement pursuant to Clause 2.5(c), each party's further rights and obligations cease immediately on termination, but termination does not affect a party's accrued rights and obligations at the date of termination.

2.9 If prior to Completion the Purchaser receives a notification from the Vendor pursuant to Clause 4.6 that any of the Warranties has, when given, or will be or would be, at Completion (as if they had been given again at Completion) not complied with or otherwise untrue or misleading the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Vendor to terminate the Agreement. If, notwithstanding such notification pursuant to Clause 4.6, the Purchaser elects to complete this Agreement, the occurrence of such an event, the subject of the notification, shall not give rise to any right to damages or compensation for breach of Warranty. If any event shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) which affects or is likely to affect adversely to a material degree the financial position or turnover or profitability of any of the Group Companies as a whole or any of the Group Companies, not being an event affecting or likely to affect generally all companies carrying on similar businesses in the United Kingdom, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement but the occurrence of such an event shall not give rise to any right to damages or compensation.

2.10 The Vendor agrees with the Purchaser (for itself and as trustee for each Group Company and their respective officers, employees and agents) to assign to the Purchaser any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or its respective officers, employees or agents in connection with assisting the Vendor in the making of any representation and the giving of the Warranties or the preparation of the Disclosure Letter and the Tax Deed.

3    Completion Accounts
     -------------------

3.1  The Completion Accounts.  The Purchaser shall procure that as soon as
     -----------------------
practicable following Completion there shall be drawn up (a) a consolidated
                                                          -
balance sheet of the Group Companies, provided that (i) the US Assets and the UK
                                      --------       -
Assets, the Assumed Liabilities and the UK Assumed Liabilities shall be reflected on such consolidated balance sheet and (ii) no items in respect of
                                                  --
corporation tax shall be reflected on such consolidated balance sheet as at Completion, and (b) a calculation of the amount of the corporation tax currently
                 -
payable by the Group Companies as at Completion (the "Current Tax Adjustment")
                                                      ----------------------
(collectively the "Completion Accounts") and that the same are reviewed by the
                   -------------------
Purchaser's accountants. Any overpayment or prepayment by WPI Husky of life assurance premiums shall be shown as an asset of the Group Companies for the purpose of the Completion Accounts. Except as provided above in Clauses (i) and
(ii), the Completion Accounts shall be drawn up in accordance with accountancy principles generally accepted in the United Kingdom and (so far as not inconsistent therewith) in accordance with the principles, methods and bases used in preparing the Accounts and so as to comply with the Companies Act 1985.

3.2  Preparation.  (a)  The Completion Accounts shall be delivered to the Vendor
     -----------
by the Purchaser as soon as is practicable following Completion and, in any event, not later than 60 days after Completion. Prior to such delivery, the Purchaser shall so far as is practicable consult with the Vendor with a view to reducing the potential areas of future disagreement.

     (b) In order to enable the Purchaser to prepare and the Purchaser's accountants to review the Completion Accounts, the Vendor shall keep up-to-date and make available to the Purchaser and to the Purchaser's accountants its books and records relating to the businesses of the Group Companies during normal office hours and cooperate with them with regard to the preparation and review of the Completion Accounts. The Vendor agrees, in so far as it is reasonable to do so, to make available the services of its employees to assist the Purchaser in the performance of its duties under this Agreement.

     (c) If the Vendor does not within 30 days of presentation to it of the Completion Accounts give notice to the Purchaser that it disagrees with the Completion Accounts or any item thereof, such written notice stating the reasons for the disagreement in reasonable detail (the "Vendor's Disagreement Notice"),
                                                ----------------------------
the Completion Accounts shall be final and binding on the parties for all purposes. If the Vendor gives a valid Vendor's Disagreement Notice within such 30 days, the parties shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within 21 days of such notification or any other period as agreed between the parties, either party may by notice to the other require that the Completion Accounts be referred to the Reporting Accountants (as defined in Clause 3.2(e) below) (an "Appointment Notice").
                                                     ------------------

     (d) Within 21 days of the giving of an Appointment Notice, the Purchaser may by notice to the Vendor indicate that, in the light of the fact that the Vendor has not accepted the Completion Accounts in their entirety, the Purchaser wishes the Reporting Accountants to consider matters relating to the Completion Accounts in addition to those specified in the Vendor's Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects the Purchaser believes that the Completion Accounts should be altered (the "Purchaser's Disagreement Notice").
 -------------------------------

     (e) Deloitte & Touche or such other firm of accountants the parties may agree (the "Reporting Accountants") shall be engaged jointly by the parties on
            ---------------------
the terms set out in this Clause 3.2(e) and otherwise on such terms as shall be agreed provided that neither party shall unreasonably (having regard, inter
       --------                                                       -----
alia, to the provisions of this Clause 3.2) refuse its agreement to terms
----
proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as the parties may agree) then, unless one party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting

Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

     (f) Except to the extent that the parties agree otherwise, the Reporting Accountants shall determine their own procedure but:

          (i) apart from procedural matters and as otherwise set out in this Agreement shall determine only:

               (A) whether any of the arguments for an alteration to the Completion Accounts put forward in the Vendor's Disagreement Notice or the Purchaser's Disagreement Notice is correct in whole or in part; and

               (B) if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in it;

          (ii) shall apply the principles set out in Schedule 8;

          (iii) shall make their determination pursuant to paragraph (i) above as soon as is reasonably practicable;

          (iv) the procedure of the Reporting Accountants shall:

               (A) give the parties a reasonable opportunity to make written and oral representations to them;

               (B) require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

               (C) permit each party to be present while oral submissions are being made by the other party; and

               (D) for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

     (g) The determination of the Reporting Accountants pursuant to Clause 3.2(f) shall (i) be made in writing and made available for collection by the
              -
parties at the offices of the Reporting Accountants at such time as they shall determine and (ii) unless otherwise agreed by the parties include reasons for
               --
each relevant determination.

     (h) The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

          (i) their determination shall be deemed to be incorporated into the Completion Accounts, which shall then be final and binding on the parties save as aforesaid;

          (ii) their determination of any fact which they have found it necessary to determine for their determination pursuant to Clause 3.2(f)(i) shall be final and binding on the parties for all purposes including any Warranty claim or alleged or prospective Warranty claim or any claim or alleged or prospective claim for indemnification.

     (i) The expenses of the Reporting Accountant shall be borne as they shall direct at the time they make any determination under Clause 3.2(f)(i) or, failing such direction, equally between the Vendor, on the one hand, and the Purchaser, on the other.

     (j) The parties shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Vendor shall keep up-to-date and, subject to reasonable notice, make available to the Purchaser's representatives, the Purchaser's accountants and the Reporting Accountants its books and records relating to the businesses of the Group Companies during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

     (k) Subject to Clause 3.2(l), nothing in this Clause 3.2 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

     (l) A party shall not be entitled by reason of Clause 3.2(k) to refuse to supply such part or parts of documents or summaries thereof as contain only the facts on which the relevant claim or argument is based.

     (m) Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 3.2 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Completion Accounts, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

3.3  Adjustment of Consideration
     ---------------------------

     (a) (i) If the net assets as shown in the consolidated balance sheet constituting part of the Completion Accounts are less than US$9,592,200, then, within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Vendor shall pay to the Purchaser an amount equal to such difference together with interest thereon calculated from the Completion Date in accordance with Clause
14. If the net assets as shown in the consolidated balance sheet constituting part of the Completion Accounts exceed US$9,592,200, then, within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Purchaser shall pay to the Vendor an amount equal to such difference together with interest thereon calculated from the Completion Date in accordance with Clause 14.

         (ii) If the Current Tax Adjustment as shown in the Completion Accounts is more than US$1,300,000, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Vendor shall pay to the Purchaser an amount equal to such difference together with interest thereon calculated from the Completion Date in accordance with Clause 14. If the Current Tax Adjustment as shown in the Completion Accounts is less than US$1,300,000, then within 14 days of either the Completion Accounts becoming final and binding under Clause 3.2(c) or the determination of the Reporting Accountants being made available for collection by the parties pursuant to Clause 3.2(g), the Purchaser shall pay to the Vendor an amount equal to such difference together with the interest thereon calculated from the Completion Date in accordance with Clause 14.

         (iii) The Vendor and the Purchaser acknowledge and agree that, to the extent possible, the Purchaser shall obtain payment of any sums owing to it, as a result of the adjustment of the Purchase Price pursuant to Clause 3.3(a), from the Escrow Account for same day value. For the avoidance of doubt, in the event that the said payment cannot be satisfied in full from the monies in the Escrow Account, the Purchaser shall be entitled to any shortfall from the Vendor in immediately available funds.

     (b) (i) Schedule 6 shall apply with respect to the Coventry Property.

         (ii) If by the End Date (as defined in Schedule 6) the Vendor has not complied with paragraph 6 of Schedule 6 therein, the Vendor shall forthwith pay the Purchaser US$1,000,000 in immediately available funds. The Vendor and the Purchaser acknowledge and agree that to the extent possible the Purchaser shall obtain payment of the said US$1,000,000 from the Escrow Account for same day value. For the avoidance of doubt, in the event that the said payment cannot be satisfied in full from the monies in the Escrow Account, the Purchaser shall be entitled to any shortfall from the Vendor in immediately available funds. Upon payment in accordance with the foregoing, the Vendor shall have no further responsibility in respect of the Coventry Lease and the Coventry Property (but without prejudice to the warranties contained in this Agreement).

         (iii) Notwithstanding the provisions of Clauses 3.3(b)(i) and 3.3(b)(ii), the Purchaser and WPI Husky shall cooperate with the Vendor in any negotiations with the landlord regarding the surrender of the Coventry Lease and the grant of a new lease to WPI Husky as provided in paragraphs
     4.6 and 4.7 of Schedule 6 hereto.

     (c) (i) If, as a result of the Group Companies setting off their trading losses for the financial year ended 26 September 1999 against their profits for the financial year ended 27 September 1998, the Inland Revenue agrees to a reduction in the corporation tax liability of the Group Companies (or to a refund of corporation tax already paid by the Group Companies) in respect of the year ended 27 September 1998, to the extent that such reduction in liability (or refund) has not already been taken into account in the calculation of the Current Tax Adjustment, the Purchaser shall pay an amount equal to such reduction in liability (or refund) to the Vendor within 30 days of receiving the same PROVIDED THAT no such payment shall be made before the Inland Revenue has agreed the tax computations of the Vendor and WPI Husky for the financial year ended 26 September 1999.

         (ii) In order that the Group Companies may have sufficient trading losses for the financial year ended 26 September 1999 to set off against their profits for the financial year ended 27 September 1998, the Vendor hereby agrees to surrender for no cost its tax losses, and to procure the surrender for no cost by WPI Oyster Termiflex Limited of its tax losses, for the two financial years ended 26 September 1999 to such of the Group Companies as the Purchaser may direct and to cooperate fully with the Purchaser, on behalf of the Group Companies, as regards the filing of the necessary documentation with the Inland Revenue to effect such surrender.

     (d) It is acknowledged by the parties that WPI Husky has made payments on account to the Inland Revenue in respect of its anticipated tax liabilities for the financial year ending 26 September 1999 totalling (Pounds)250,000. It is anticipated that the Accounts for certain of the Group Companies will show a trading loss in respect of such year. The Purchaser agrees to use reasonable endeavours to obtain the refund of such pre-payments from the Inland Revenue and shall pay an amount equal to any such repayment to the Vendor within 30 days of receiving the same PROVIDED THAT no such payment shall be made before the Inland Revenue has agreed the tax computations of the Vendor and WPI Husky for the financial year ended 26 September 1999.

3.4  Currency All amounts used or calculated in this Clause 3 shall be
     --------
determined in UK pounds sterling and then converted into US dollars using the prevailing London spot rate of exchange as reported in the Financial Times the day following February 21, 2000. All payments to be made under this Clause 3 shall be made in U.S. dollars.

3.5  Escrow Arrangements On Completion, 5% of the Purchase Price shall be
     -------------------
deposited by the Purchaser for itself and on behalf of the US Purchaser and the UK Purchaser with the Escrow Agent, to be held, invested and distributed subject to the terms of the Escrow Agreement. The Purchaser, the US Purchaser and the UK Purchaser may use money in the Escrow Account to settle claims by the Purchaser and/or the US Purchaser and/or the UK Purchaser under or pursuant to Clause 6 of this Agreement, under or pursuant to the Asset Purchase Agreement or under or pursuant to the UK Asset Purchase Agreement or under the Tax Deed. The Purchaser shall also be entitled to use money in the Escrow Account to settle any amount due to the Purchaser from the Vendor pursuant to Clause 3.3 of this Agreement.

3.6  Inter-Company Debt  The Vendor agrees, at or prior to Completion, to
     ------------------
discharge or procure the discharge of all inter-company indebtedness in relation to each Group Company at or prior to Completion.

4    Warranties
     ----------

4.1  The Vendor and Guarantor (collectively the "Warrantors") warrant jointly
                                                 ----------
and severally to the Purchaser that each Warranty is true, accurate and not misleading at the date of this Agreement and at Completion in accordance with Clause 4.6.

4.2 The Warrantors acknowledge that the Purchaser is entering into this Agreement in reliance on each Warranty and the undertakings of the Vendor contained in Clause 9 which have also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement.

4.3 The Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Shares or of all or any part of the undertaking of any Group Company.

4.4 The Warranties are qualified by the facts and circumstances fairly disclosed in the Disclosure Letter. No other knowledge regarding any Group Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 4.1. The Vendor shall not seek to rely on the Purchaser's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 4.1. Where a warranty is qualified by the words "so far as the Vendor is aware", "To the best of the knowledge, information and belief of the Vendor", it shall be deemed to be given after the Vendor has made reasonable enquiry only of the senior management of the Group Companies and for the purposes of this Clause "senior management" shall mean Messrs. M. Tule, J. Powers, J. Allard, K. Webb, C. Fellows, T. Blyth, R. Beyer, Ms. S. Patterson, P. Westmoreland, C. Quivaux and
M. Krodel.

4.5 Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

4.6 The Vendor further warrants to the Purchaser and its successors in title that subject to Clause 4.1, each Warranty will be true and accurate in all respects and not misleading in any respect at Completion as if each Warranty had been given again at Completion. If after the signing of this Agreement and before Completion any event shall occur or matter arises which results or may result in any Warranty being unfulfilled, untrue, misleading or incorrect in any respect at Completion, the Vendor shall immediately notify the Purchaser in writing thereof prior to Completion and the Vendor (at its own cost) shall make investigation concerning the event or matter which the Purchaser may require.

5    Action Pending Completion
     -------------------------

5.1  The Vendor shall procure that, pending Completion:

     (a) each Group Company will carry on business only in the ordinary course consistent with past practice, save insofar as agreed in writing by the Purchaser (such agreement not to be unreasonably withheld or delayed);

     (b) the Purchaser and its agents will, upon reasonable notice with the prior written agreement of the Vendor (acting by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Guarantor), (such agreement not to be unreasonably withheld or delayed), be allowed access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licenses, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Group Company;

     (c) such representatives and advisers as the Purchaser reasonably requests with the prior written agreement of the Vendor (acting by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Guarantor), (such agreement not to be unreasonably withheld or delayed), may be designated to work with the Vendor with regard to the management and operations of any of the Group Companies. The Vendor will consult, and will cause the Group Companies to consult, with such representatives and advisers with respect to any action which may materially affect the business of any Group Company taken as a whole. The Vendor will furnish and will cause the Group to provide to such representatives and advisers such information as they may reasonably request for this purpose;

     (d) each Group Company shall take all reasonable steps to preserve its assets and, in particular, will maintain in force all insurance policies currently in place and all other such insurances normally kept in force; and

     (e) each Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property.

5.2 Without prejudice to the generality of Clause 5.1, the Vendor shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Group between the date of this Agreement and Completion and during that period shall procure that each Group Company shall not without the prior written consent of the Purchaser:

     (a) incur or enter into any agreement or commitment involving any capital expenditure in excess of (Pounds)20,000 per item and (Pounds)100,000 in aggregate;

     (b) enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of (Pounds)25,000;

     (c)  in relation to any Property:

          (i) apply for any planning permission or implement any planning permission already obtained but not implemented;

          (ii) carry out any material structural alteration or addition to, or materially effect any change of use of, such Property;

          (iii) terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or license which is material in the context of the relevant Group Company;

          (iv) agree any new rent or fee payable under any lease, tenancy or license which is material in the context of the relevant Group Company;

          (v) enter into or vary any agreement, lease, tenancy, license or other commitment which is material in the context of the relevant Group Company;

          (vi) sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants affecting any Property or agree to do any of the foregoing;

     (d) incur any additional borrowing or incur any other indebtedness (including without limitation any overdrafts);

     (e) save as required by law, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any employee (other than minor increases which the Vendor shall notify to the Purchaser as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee or engage or appoint any additional employee;

     (f) discontinue or amend The Plan to any material extent or commence to wind it up or cause it to cease to admit new members or communicate to any employee any material plan, proposal or intention to amend, wind up, terminate or exercise any discretion in relation to The Plan;

     (g) pay any benefits under The Plan other than in accordance with the terms of the documents governing such scheme and not under any discretionary power;

     (h) in relation to The Husky Plan, take any action to reverse the winding-up of The Husky Plan or to do or omit to do anything which would alter to any extent the liability (if any) of any Group Company in respect of The Husky Plan;

     (i) acquire or agree to dispose of or agree to dispose of any material asset or material stocks or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of (Pounds)25,000;

     (j) take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of any Group Company or (if different) the period extended to any particular debtor in which to make payment;

     (k) delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment) or extend or amend any of the terms in respect of any trade creditors outside the ordinary course;

     (l) amend, to any material extent, any of the terms on which goods, facilities or services are supplied, such supplies being material in the context of the relevant Group

Company except where required to do so in order to comply with any applicable legal or regulatory requirement;

     (m) enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking;

     (n) amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

     (o) allot, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Group Company;

     (p) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

     (q) declare, make or pay any dividend or other distribution to shareholders; or

     (r) make any change to its accounting practices or policies or amend its memorandum or articles of association.

6    Purchaser's Rights
     ------------------

6.1 If Completion takes place and there is a Warranty Claim, the Vendor shall pay the Purchaser on demand (at the Purchaser's option) an amount equal to either:

     (a) the reduction in the value of the Shares; or

     (b) if:

         (i) the value of an asset of each Group Company is or becomes less than the value would have been had the breach not occurred; or

         (ii) either Group Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

     the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability.

6.2 The Vendor shall indemnify the Purchaser on demand against each loss, liability and cost which the Purchaser incurs arising (directly or indirectly) out of:

     (a) the settlement of a claim against the Vendor in respect of a breach or alleged breach of any provision of this Agreement or the enforcement of a settlement;

     (b) legal proceedings against the Vendor in respect of a breach or alleged breach of any provision of this Agreement in which judgment is given for the Purchaser or the enforcement of the judgment;

     (c)  any Excluded Liabilities;

     (d)  any UK Excluded Liabilities;

     and whether such loss, liability or cost is incurred before or after the commencement of an action.

7    Limitations on the Vendor's Liability
     -------------------------------------

7.1 The Vendor is not liable in respect of a Warranty Claim unless the amount which would otherwise be recoverable from the Vendor (but for this Clause 7.1) in respect of that Warranty Claim exceeds (Pounds)50,000.

7.2  The Vendor is not liable for a Warranty Claim:

     (a) in respect of the Warranty contained in paragraph 6 of Schedule 4 or for any claim under the Tax Deed unless the Purchaser has notified the Vendor of the Warranty Claim or claim under the Tax Deed stating in reasonable detail the nature of the Warranty Claim or claim under the Tax Deed and, if practicable, the amount claimed not later than three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period, on or before seven years from the date of Completion but any failure to give such notice shall not affect the rights of the Purchaser except to the extent the Vendor is prejudiced by such failure;

     (b) in respect of any other Warranty unless the Purchaser has notified the Vendor of the Warranty Claim stating in reasonable detail the nature of the Warranty Claim and, if practicable, the amount claimed on or before 24 months from the date of Completion but any failure to give such notice shall not affect the rights of the Purchaser except to the extent the Vendor is prejudiced by such failure;

     (c) if and to the extent that such Warranty Claim would occur as a result of any legislation not in force at the date hereof which takes effect retrospectively or occurs as a result of any increase in the rates of Tax in force at the date hereof;

     (d) if and to the extent that such Warranty Claim would not have arisen but for:-

       (i) any act, omission, transaction or arrangement after Completion by the Purchaser or any Group Company otherwise than in the ordinary course of business of any Group Company as presently carried on occurring at the written request or with the written approval of the Purchaser;

       (ii) the effect of the provisions of Sections 393, 393A, 343 and/or 768 ICTA in any Group Company and/or the Purchaser.

     (e)  if and to the extent that:

       (i) any Group Company actually recovers a sum in respect of the subject matter of such Warranty Claim under the terms of any insurance policy held by any Group Company or from any other third party in force at the date hereof;

       (ii) the Warranty Claim relates to a claim for Tax and the Vendor has surrendered or procured the surrender of amounts which have offset such Warranty Claim;

       (iii) the Warranty Claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser to make any claim, election, surrender or disclaimer or give any notice or consent to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion;

       (iv) the Warranty Claim would not have arisen but for any winding up or cessation after Completion of, or any change or diminution after Completion in, any trade or business (or part thereof) carried on by any Group Company;

       (v) the Warranty Claim would not have arisen but for any change in the accounting policy practice of any Group Company introduced after Completion at the written request or with the written approval of the Purchaser whether with retrospective effect or not unless such change in the accounting policy practice of any Group Company was required to comply with applicable law, regulations, or regulatory requirements or practice in force on or before Completion;

       (vi) if and to the extent that any sum is received by any Group Company which has previously been written off as unrecoverable in the accounts of that Group Company;

       (vii) to the extent that the matter giving rise to the Warranty Claim was done or omitted to be done prior to Completion by the Vendor or any Group Company at the request of the Purchaser or its authorised representatives or any of them;

       (viii) to the extent that the aggregate amount of the liability of the Vendor for all Warranty Claims and all claims under the Tax Deed would thereby exceed 50% of the Purchase Price;

       (ix) to the extent that the claim has been made good or otherwise compensated for at no expense to the Group Company or the Purchaser.

7.3 If the Purchaser becomes aware of any matter that may give rise to a claim against the Vendor under this Agreement notice of the fact shall be given as soon as possible to the Vendor.

7.4 Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the relevant Group Companies allow the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, and shall procure that the relevant Group Company give, subject to their being paid all reasonable costs and expenses as shall be agreed with the Vendor in advance, all such information and assistance, including access to premises and personnel, documents and records as the Vendor or its accountants or professional advisers may reasonably request.

7.5 If the claim in question is a result of or in connection with a claim or liability to a third party then no admission of liability shall be made by the Vendor and the claim shall not be compromised, disposed or settled without the prior written consent of the Purchaser.

7.6 The Purchaser shall be entitled at its own expense in its absolute discretion to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counter-claims or other claims against third parties), in the name of and on behalf of the Vendor or the Group Company concerned and to have the conduct of any related proceedings, negotiations or appeals provided that in taking such action the Purchaser will act in such a way to minimise as far as reasonably practicable any damage or harm to the name of the Vendor or, inter alia, damage or harm to the business, trading or financial prospects of the Vendor. The provision of Clauses 7.3, 7.4, 7.5 and 7.6 shall not apply to any claim for breach of a warranty contained in paragraph 6 of
Schedule 4 and the provisions of Clause 5 of the Tax Deed shall apply to such claims.

7.7 Clauses 7.1 to 7.3 do not apply in respect of a Warranty Claim involving or relating to breach of Clause 4.1 in respect of a Warranty contained in paragraph 3 of Schedule 4.

7.8 Nothing in this Clause 7 shall have the effect of limiting or restricting any liability of the Vendor in respect of a Warranty Claim arising as a result of any fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee or any of the directors of the Group Companies.

7.9 Any amount paid in respect of any Warranty Claim or under the Tax Deed shall be treated as a reduction in the consideration paid for the Shares.

7.10 If the Purchaser is entitled in its sole discretion (but subject to Clause 5 of the Tax Deed) to make both a Warranty Claim and a claim under the Tax Deed, the Warranty Claim shall be made first.

7.11 All Warranties, representations, indemnifications, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

7.12 The limitations on liability of the Vendor set out in Clause 3 of the Tax Deed shall apply to limit the liability of the Vendor in respect of Warranty Claims under the Warranties contained in paragraph 6 of Schedule 4 of this Agreement as if set out herein mutatis mutandis.

8    Use of Intellectual Property Rights
     -----------------------------------

     The Vendor shall not with, through or as manager, adviser, consultant or agent for a person directly or indirectly use or authorise, encourage or assist any person to use in connection with a business which competes, directly or indirectly, with a business of any Group Company as operated at the date of this Agreement, any of the Intellectual Property Rights or use in that connection anything which is intended, or is likely to be confused, with any of the Intellectual Property Rights.

9    Vendor's Undertakings and Guarantee
     -----------------------------------

9.1 The Vendor undertakes to the Purchaser and its successors in title, for itself and as agent and trustee for the Group Companies, that it will not and will procure that any subsidiary undertaking, fellow subsidiary undertaking or holding company or director of the Vendor will not and will procure that no person, firm or company carrying on with the consent of the Vendor any business in succession to the Vendor will do any of the following things:

     (a) for a period of 3 years starting on the date of this Agreement through or as adviser to, or agent of, or manager for, or any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with a business of any Group Company as carried on at the date of this Agreement (whether carried on under the name "WPI Group (UK)" or "WPI Husky

Technology" or any name likely to be confused therewith or otherwise) or at any time in the twelve months prior to that date in a territory in which that business is or was carried on at any such date or time provided that this Clause 9.1(a) shall not apply to the MPSI business and US Termiflex hand-held business currently carried on by and on behalf of the Guarantor;

     (b) for a period of 3 years starting on the date of this Agreement, do or say anything which is harmful to any Group Company's goodwill (as subsisting at the date of this Agreement) or which may lead a person who has dealt with any Group Company at any time during the twelve months prior to the date of this Agreement to cease to deal with any Group Company on substantially equivalent terms to those previously offered or at all;

     (c) for a period of 3 years starting on the date of this Agreement, other than in the ordinary course of business of any Group Company, on its own account or in conjunction with or on behalf of any other person in respect of the products or services of a business of any Group Company either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from, or do business with, a person who has been a customer of that business at any time during the twelve months prior to the date of this Agreement for the products or services of that business in its territory of operation;

     (d) for a period of 3 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to engagement or employment by another person, a director, officer, employee or manager of any Group Company or a person who was a director, employee or manager of any Group Company at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or know-how and would be in a position to exploit either Company's trade connections or those of any Group Company; or

     (e) for a period of 3 years starting on the date of this Agreement, seek to contract with or engage (in such a way as to affect adversely a business of any Group Company as carried on at the date of this Agreement) a person who has been contracted with or engaged to manufacture, assemble, supply or deliver goods or services to that business at any time during the twelve months prior to the date of this Agreement.

9.2 Each undertaking in Clause 9.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade:

     (a) the remaining undertaking(s) shall continue to bind the Vendor with such deletion or modification as may be necessary to make it valid and enforceable; and

     (b) if such undertaking(s) would not be held to be so if any period of time expressed therein were expressed as a shorter period of time then such undertaking(s) shall be deemed given for such shorter period of time.

9.3 On receiving the Purchaser's reasonable request the Vendor shall (at its own cost):

     (a) do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

     (b) give to the Purchaser all information it possesses or to which it has access relating to the business of any Group Company and allow the Purchaser to copy any document containing that information.

9.4 The Vendor agrees that the restrictions contained in this Clause 9 are no greater than reasonable and necessary for the protection of the interest of the Purchaser.

9.5 As soon as possible prior to Completion, the Vendor shall procure that the name of WPI Husky and WPI Husky GmbH shall be changed to names not incorporating "WPI" or "Termiflex" or any words resembling the same.

9.6 Without prejudice to Clause 9.5, from the Completion Date, the Purchaser shall not and shall procure that each Group Company and any other company connected with the Purchaser shall not, save as permitted in Clause 9.7 or as contemplated by Clause 9.5 adopt, use or carry on business under any name incorporating the word "WPI" or any words resembling the same.

9.7 The Purchaser shall after Completion take all steps necessary to remove, and shall procure that each of the Group Companies and any other company connected with the Purchaser removes, the name "WPI" from all business materials used in the United Kingdom, France or Germany including without limitation, advertising materials and all company vehicles, properties and marketing products in the United Kingdom, France and Germany within 3 months after Completion. Prior to the expiry of the 3 month period all advertising materials shall be overstamped with the new names of the relevant companies.

9.8 The Vendor, the US Vendor, the UK Vendor and the Guarantor agree, that immediately upon receipt by the Vendor, the US Vendor, the UK Vendor of the Purchase Price pursuant to Clause a2.2, net of the Vendor's, the US Vendor's and the UK Vendor's costs arising out of such transactions (the "Proceeds"), the
                                                             --------
Vendor, the US Vendor and the UK Vendor shall, and the Guarantor shall procure that the Vendor, the US Vendor and the UK Vendor pay the Proceeds to each of the creditors of the Vendor, the US Vendor and the UK Vendor.

9.9 In consideration of the Purchaser entering into this Agreement the Guarantor, at the request of the Vendor, the US Vendor and the UK Vendor, hereby unconditionally guarantees to the Purchaser, the US Purchaser and the UK Purchaser and their respective successors, transferees and assigns the due and punctual performance and observance by the Vendor, the US Vendor and the UK Vendor of all the Vendor's, the US Vendor's and the UK Vendor's obligations and the punctual discharge by the Vendor, the US Vendor and the UK Vendor of all the Vendor's, the US Vendor's and the UK Vendor's liabilities to the Purchaser, the US Purchaser and the UK Purchaser contained in or arising under this Agreement or under the Asset Purchase Agreement or under the UK Asset Purchase Agreement or the Tax Deed or arising from any termination thereof.

9.10 If the Vendor, the US Vendor or the UK Vendor shall make default in the payment when due of any amount payable to the Purchaser, the US Purchaser or the UK Purchaser under this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or arising from the termination thereof, the Guarantor shall forthwith on demand by the Purchaser and/or the US Purchaser and/or the UK Purchaser unconditionally pay to the Purchaser and/or the US Purchaser and/or the UK Purchaser in the manner prescribed in this Agreement an amount equal to the amount payable by the Vendor, the US Vendor or the UK Vendor, as the case may be.

9.11 As an independent and primary obligation, without prejudice to Clause 9.9 the Guarantor hereby unconditionally and irrevocably agrees to indemnify and keep indemnified the Purchaser, the US Purchaser and the UK Purchaser against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Purchaser, the US Purchaser and the UK Purchaser arising from failure of the Vendor, the US Vendor and the UK Vendor to comply with any of its obligations or discharge any of its liabilities under this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or the Tax Deed or arising from the termination thereof or by reason of the Vendor, the US Vendor or the UK Vendor not being at any time, or ceasing to be, liable in respect of the obligations and liabilities purported to be assumed by it in accordance with the express terms of this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or the Tax Deed.

9.12 The guarantee and indemnity contained in this Clause shall be a continuing guarantee and indemnity and shall continue in full force and effect until all liabilities or purported liabilities of the Vendor, the US Vendor or the UK Vendor arising under, and all monies owing or payable or purported to be owing or payable by the Vendor, the US Vendor or the UK Vendor under this Agreement or the Asset Purchase Agreement or the UK Asset Purchase Agreement or the Tax Deed or arising from any termination thereof, have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Vendor, the US Vendor or the UK Vendor or any change in the status of the Vendor, the US Vendor or the UK Vendor.

9.13 The Guarantor shall not be exonerated or discharged nor shall its liability be affected by any forbearance, whether as to payment, time, performance or otherwise howsoever, or by any other indulgence being given to the Vendor, the US Vendor or the UK Vendor or by any variation of the terms of this Agreement or by any act, thing, omission or means whatever which, but for this provision, might operate to exonerate or discharge the Guarantor from its obligations under the guarantee and indemnity contained in Clauses 9.9 to 9.13.

9.14 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with The Husky Plan up to the Completion Date.

9.15 The Vendor undertakes to indemnify and keep indemnified the Purchaser for itself and on behalf of any Group Company from and against any liability, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with any claims (and for the avoidance of doubt, in connection with and any payment made to the trustees for the time being of The Plan under clause 48.3 of the definitive trust deed and rules of The Plan dated September 15 1998 in respect of any such claim being made against the trustees ) from any current or former employees of the Group Companies relating to benefits on termination of service with a Group Company in respect of The Plan (or represented to have been available under The Plan) to the extent that such claims are made by individuals who on termination had completed less than two years' pensionable service and are for refunds of contributions (and for the avoidance of doubt employer's contributions) in excess of the amounts of their own contributions (plus interest less tax where applicable) in their personal accounts in The Plan.

9.16 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or reasonable expense of whatever kind which it may incur arising out of or in connection with Mr. David Pink's participation in The Plan up to the Completion Date.

9.17 The Vendor undertakes to indemnify and keep indemnified the Purchaser from and against any liability, loss, damage, cost, claim or expense of whatever kind which it may incur or may be suffered by the Purchaser arising from the performance by WPI Husky of the terms and conditions of the Purchase Contract of the Owner Obligations (as defined therein) whether for itself or for and on behalf of WPI Oyster Termiflex Ltd or arising from any non-performance or alleged non-performance of the terms and conditions of the Purchase Contract of such Owner Obligations.

10   Confidential Information
     ------------------------

10.1 The Vendor undertakes to the Purchaser, for itself and as agent and trustee for each Group Company, that before and after Completion the Vendor shall not, except as required by Clause 5, use or disclose, or permit the use or disclosure of, any Confidential Information.

10.2 Clause 10.1 does not apply to disclosure of Confidential Information:

     (a) to a director, officer or employee of the Purchaser or any Group Company whose function requires him to have the Confidential Information;

     (b) required to be disclosed by law, provided that the disclosure shall be made after consultation with the Purchaser and after taking into account the Purchaser's reasonable requirements as to its timing, content and manner of making or despatch; or

     (c) to an adviser for the purpose of advising the Vendor in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that Clause 10.1 applies to the disclosure by the adviser.

11   Announcements
     -------------

     Neither party may, before or after Completion, make or send or issue a public announcement, communication or circular concerning the transactions referred to in this Agreement unless they have first obtained the other party's prior written consent. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange but the party with an obligation to make an announcement, communication or circular shall first consult with the other party on the form, substance and timing of such disclosure insofar as is reasonably practicable before complying with such obligations.

12   Competition
     -----------

     Notwithstanding any other provision of this Agreement, if there are provisions of this Agreement (or of an agreement or arrangement of which it forms part) by virtue of which particulars of this Agreement (or of an agreement or arrangement of which it forms part) that are, at the date of this Agreement, required to be furnished to the Director General of Fair Trading under the Restrictive Practices Acts 1976 and 1977:

     (a) the Purchaser shall ensure that particulars are duly furnished as soon as possible and in any event within the time specified by these Acts; and

     (b) those provisions do not take effect until the day after the particulars have been duly furnished.

This Clause shall not apply if this Agreement is, or by virtue of the Competition Act 1998, is to be treated as, a non-notifiable agreement for the purposes of the Restrictive Trade Practices Acts 1976 and 1977. For the purposes of this Clause 12, the term "Agreement" shall include every other agreement which forms part of the same arrangement.

13   Costs
     -----

     The Vendor shall bear all costs incurred by it and the Group in connection with the preparation, negotiation, execution and performance by it of this Agreement, the Tax Deed and the sale of Shares. The Purchaser shall bear all such costs incurred by it.

14   Interest
     --------

     If the Vendor, the US Vendor, the UK Vendor or the Purchaser, the US Purchaser or the UK Purchaser default in the payment when due or any sum payable under this Agreement, the Asset Purchase Agreement, the UK Asset Purchase Agreement or the Tax Deed (howsoever determined) the liability of the relevant Vendor or the relevant Purchaser as the case may be shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well as after or before judgment) at a rate of 3 per cent above the base rate from time to time of Barclays Bank PLC. Such interest shall accrue from day to day.

15   General
     -------

15.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

15.2 The failure to exercise or delay in exercising a right or remedy provided with this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

15.3 The Purchaser's rights and remedies contained in this Agreement are cumulative and not exclusive of rights and remedies provided by law.

15.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

16   Assignment
     ----------

     The Purchaser and the UK Purchaser may assign and transfer any of its rights under the Agreement, the UK Asset Purchase Agreement or Tax Deed in whole or in part and without restriction.

17   Time of the Essence
     -------------------

     Time shall be of the essence of this Agreement both as regards any dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.

18   Further Assurance
     -----------------

     At any time after the date of this Agreement, the Vendor shall use its best endeavors to procure that any necessary third party shall execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of all the provisions of this Agreement, the Asset Purchase Agreement, or the Asset Purchase Agreement or Tax Deed.

19   Interpretation
     --------------

19.1 In this Agreement:

     "Accounts" means each Group Company's individual accounts (as that term is
      --------
used in section 226 of the CA 1985) and cashflow statement for the financial year ended on the Reference Accounts Date, the auditors' report on those accounts, the directors' report for that year and the notes to those accounts;

     "ANG Noteholders" means the holders of the promissory notes, each dated as
      ---------------
of August 3, 1998, executed by the Guarantor in favour of the following persons or entities in the following original principal amounts: (a) $275,000 to The
                                                          -
Allard Children's Trust f/b/o Lisa Dibrigida; (b) $275,000 to The Allard
                                               -
Children's Trust f/b/o Kim Allard; (c) $275,000 to The Allard Children's Trust
                                    -
f/b/o Michael E. Allard; (d) $275,000 to Gerald R. Allard, trustee of The Gerald
                          -
R. Allard Revocable Trust; (e) $458,150 to David and Angella Nazarian, trustees
                            -
of The Nazarian Family Trust; (f) $458,425 to Younes Nazarian; and (g) $458,425
                               -                                    -
to David Nazarian, trustee of The Samy Nazarian Trust;

     "Asset Purchase Agreement" means the agreement to be entered into between
      ------------------------
the US Vendor, the Guarantor and the US Purchaser;

     "Asset Purchase Price" means the purchase price for each of the Shares, the
      --------------------
UK Assets and the US Assets set forth in Schedule 7 hereto;

     "Assumed Liabilities" means the liabilities to be assumed by the US
      -------------------
Purchaser pursuant to the terms of the Asset Purchase Agreement;

     "Business Day" means any day (other than a Saturday) when banks are open in
      ------------
London for ordinary banking business;

     "CA 1985" means the Companies Act 1985;
      -------

     "Claim" means a claim by the Purchaser under or pursuant to the provisions
      -----
of Clause 4.1 or a claim by the Purchaser under the Tax Deed;

     "Code" means the United States Internal Revenue Code of 1986, as amended.
      ----

     "Company" means WPI Husky, a company incorporated in England and Wales
      -------
(registered number 01328356), and whose registered office is at Eden Road, Walsgrave Triangle Business Park, Coventry, West Midlands CV2 2TB and WPI Husky GmbH, incorporated in Germany (registered file number HRB 3396) and whose registered office is at Auelweg 18, 53797 Lohmar, Germany;

     "Completion" means completion of the sale and purchase of the Shares in
      ----------
accordance with this Agreement;

     "Completion Accounts" shall have the meanings set out in Clause 3.1;
      -------------------

     "Confidential Information" means all information which is used in or
      ------------------------
otherwise relates to any Group Company's business, customers or financial or other affairs, including, without limitation, information relating to:

     (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales data, prices and promotional material; or

     (b) future projects, business development or planning, commercial relationships and negotiations;

     but does not include information which is made public by, or with the consent of, the Purchaser after the Completion Date or which is in the public domain or becomes a part of the public domain through no fault of the Vendor;

     "Coventry Lease" means the lease of the Coventry Property as described in
      --------------
Schedule 5;

     "Disclosure Letter" means the letter from the Vendor to the Purchaser in
      -----------------
relation to the Warranties having the same date as this Agreement, the receipt of which has been acknowledged by the Purchaser;

     "Encumbrance" means a mortgage, charge, pledge, lien, option, restriction,
      -----------
right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

     "Escrow Account" means the designated account set forth in the Escrow
      --------------
Agreement;

     "Escrow Agent" means Citizens Bank appointed as agent under the Escrow
      ------------
Agreement or Cobbetts or such other person(s) to be appointed until the execution of the Escrow Agreement pursuant to the side letter to be entered into between Cobbetts, the Vendor and the Purchaser and references in this Agreement to "Escrow Agent" shall be deemed to refer to Citizens Bank and/or Cobbetts, as the case may be;

     "Escrow Agreement" means the agreement in the agreed form relating to the
      ----------------
deposit of 5% of the Purchase Price with the Escrow Agent pursuant to Clause 3.5 or such side letter in the agreed form to be entered into between the Vendor, the Purchaser and Cobbetts until the execution of the Escrow Agreement;

     "Escrow Amount" means US$1,730,640;
      -------------

     "Excluded Liabilities" shall have the meaning set out in the UK Asset
      --------------------
Purchase Agreement;

     "Financial Statements" means the financial statements of the Guarantor as
      --------------------
of September 26, 1999 included in the Annual Report on Form 10-K for the fiscal year ending September 26, 1999;

     "FRS" means a financial reporting standard adopted or issued by the
      ---
Accounting Standards Board;

     "Group" or "Group Companies" means each Company and "Group Company" means
      -----      ---------------                          -------------
any one of them;

     "ICTA" means the Income and Corporation Taxes Act 1988;
      ----

     "Intellectual Property" means:
      ---------------------

     (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, logos, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, know-how, rights in designs and inventions, database rights and all similar rights which may subsist in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

     (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

     (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

     (d) the right to sue for past infringements of any of the foregoing rights;

     "Intellectual Property Rights" means all Intellectual Property owned, used
      ----------------------------
or required to be used, by WPI Group, or any Group Company;

     "Legal Opinion" means the legal opinion to be delivered to the Purchaser at
      -------------
or prior to Completion by the Vendor's Solicitors in accordance with Clause 2.4(h);

     "Management Accounts" means the unaudited profit and loss account of each
      -------------------
Company in respect of the period starting on the date after the Reference Accounts Date and ending on 31 December, 1999 and the unaudited balance sheet of each Group Company as at 30 September, 1999;

     "Permit" means:
      ------

     (a) a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or

     (b) a filing of a notification, report or assessment,

     in each case necessary for the effective operation of each Group Company's business, its ownership, possession, occupation or use of an asset or the execution or performance of this Agreement;

     "Property" means the property and interests set out in Schedule 5;
      --------

     "Purchaser's Accountants" means PricewaterhouseCoopers of 9 Greyfriars
      -----------------------
Road, Reading RG1 1JG;

     "Purchase Contract" means the contract for the purchase of the Printapen
      -----------------
5000 dated June 7, 1999 between WPI Husky and KPR Midlink Limited;

     "Purchaser's Solicitors" means Debevoise & Plimpton of Tower 42,
      ----------------------
International Financial Centre, Old Broad Street, London EC2N 1HQ;

     "Reference Accounts Date" means 30 September 1999;
      -----------------------

     "Shares" means 110 ordinary shares of 10p each and 100 deferred shares of
      ------
(Pounds)1 each, each fully paid, of WPI Husky, comprising the entire issued share capital of WPI Husky and 1 fully paid ordinary share of 50,000 DM of WPI Husky GmbH, comprising the entire issued share capital of WPI Husky GmbH;

     "Tax" and "Taxation" has the meaning given in the Tax Deed;
      ---       --------

     "Tax Authority" has the meaning given in the Tax Deed;
      -------------

     "Tax Deed" means a Tax Deed in the agreed form between the Vendor, the
      --------
Guarantor and the Purchaser;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;
      ----

     "The Husky Plan" means the Husky Computers Employee Benefit Plan (1983);
      --------------

     "The Plan" means the WPI Group Money Purchase Plan and where the context so
      --------
requires, the trustees of The Plan;

     "UK Asset Purchase Agreement" means the agreement to be entered into
      ---------------------------
between the UK Vendor and the UK Purchaser;

     "UK Assets" means the assets owned by the UK Vendor to be sold to the UK
      ---------
Purchaser pursuant to the UK Asset Purchase Agreement;

     "UK Assumed Liabilities" shall have the meaning set out in the UK Asset
      ----------------------
Purchase Agreement;

     "UK Excluded Liabilities" shall have the meaning referred to as the
      -----------------------
"Excluded Liabilities" set out in the UK Asset Purchase Agreement;

     "US Assets" means the assets owned by the US Vendor to be sold to the US
      ---------
Purchaser pursuant to the Asset Purchase Agreement;

     "US Legal Opinion" means the US legal opinion to be delivered to the
      ----------------
Purchaser at or prior to Completion from the Vendor's and Guarantor's legal counsel in accordance with Clause 2.4(g);

     "VATA" means, in the United Kingdom, the Value Added Tax Act 1994 and, in a
      ----
jurisdiction outside the United Kingdom, any equivalent legalisation;

     "Vendor's Accountants" means Arthur Andersen, of One Victoria Square,
      --------------------
Birmingham B1 1BD;

     "Vendor's Solicitors" means Cobbetts, of Ship Canal House, King Street,
      -------------------
Manchester, M2 4WB, Manchester;

     "Warranty" means a statement contained in Schedule 4 and "Warranties" means
      --------                                                 ----------
all those statements;

     "Warranty Claim" means a claim by the Purchaser under or pursuant to the
      --------------
provisions of Clause 6 or attributable to any inaccuracy of a representation made by the US Vendor pursuant to Section 3 of the Asset Purchase Agreement or attributable to any claim made by the UK Purchaser under or pursuant to Clause 10 of the UK Asset Purchase Agreement;

     "WPI Group" means each of the Vendor, the Guarantor and any of their
      ---------
respective subsidiaries;

     "WPI Husky GmbH" means WPI Husky Technology GmbH, a limited liability
      --------------
company incorporated in Germany and registered at the Commercial Register of the Siegburg Local Court (file number HRB 3396);

     "WPI France" means the French sales office of WPI Husky located at 12, rue
      ----------
le Corbusier, Parc d'Affaires SILIC, Batiment Iena B2, Rungis.

19.2 In this Agreement, a reference to:

     (a) a "subsidiary undertaking" or "parent undertaking" is to be construed
            ----------------------      ------------------
in accordance with section 258 of the CA 1985 and to a "subsidiary" or "holding
                                                        ----------      -------
company" is to be construed in accordance with Section 736 of the CA 1985;
-------

     (b) liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

     (c) a document in the "agreed form" is a reference to a document in a form
                            -----------
approved and for the purposes of identification signed by or on behalf of each party;

     (d) a statutory provision includes a reference to the statutory provision of modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provisions (as so modified or re-enacted) before the date of this Agreement;

     (e) a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency or a state or any joint venture, association or partnership (whether or not having separate legal personality);

     (f) a person includes a reference to that person's legal personal representatives and successors;

     (g) a Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a Clause or paragraph of, or Schedule to, this Agreement; and

     (h) any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

19.3 The headings in this Agreement do not affect its interpretation.

20   Notices
     -------
20.1 A notice, claim, demand or other communication under and in connection with this Agreement or with any arbitration under this Agreement (a "Notice") shall
                                                                ------
be:

     (a) in writing

     (b) delivered personally or sent by first class post, prepaid recorded delivery (and airmail if overseas) or by fax to the party due to receive the Notice to the address set out in Clause 20.3 or to another address, person, or fax number specified by that party by not less than seven days' written notice to the other party received before the Notice was despatched.

20.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

     (a) delivered personally, when left at the address referred to in Clause 20.1(b);

     (b) sent by mail, two Business Days after posting;

     (c) sent by airmail, six Business Days after posting;

     (d) sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

20.3 The address referred to in Clause 20.1(b) is:

                                                                           Marked for the
                                                                           --------------
  Name of Party            Address           Facsimile Number                Attention of
  -------------            -------           ----------------                ------------
The Vendor and     WPI                       001 603 627 3150            Mike Tule
the Guarantor      c/o 1155 Elm Street
                   New Hampshire
                   USA

                   Copy to:

                   Cobbetts                  0161 833 3030               Chris Dunn
                   Ship Canal House
                   King Street
                   Manchester
                   M2 4WB

The Purchaser      3 New England                                         Mark Tremallo
                   Executive Park
                   Burlington
                   Massachusetts
                   01 803 5087
                   USA

                   Copy to:

                   Debevoise & Plimpton      0171 588 4180               James Kiernan
                   Tower 42
                   International Financial
                   Centre
                   Old Broad Street
                   London EC2N 1HQ

21   Governing Law and Jurisdiction
     ------------------------------

21.1 This Agreement and the documents to be entered into pursuant to it shall be governed by English law.

21.2 The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement and the documents to be entered into pursuant to it (a "Dispute").
                        -------

21.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, they will not argue to the contrary. This Clause 21.3 is for the benefit of the Purchaser and shall not limit its right to take proceedings in any other court of competent jurisdiction.

21.4 The parties agree that the documents which start any such action or proceedings (the "Proceedings") and any other documents required to be served in
                  -----------
relation to those Proceedings may be served on the Vendor in accordance with Clause 20. These documents may however be served in any other manner allowed by law. This Clause applies to all Proceedings wherever started.

22    Counterparts
      ------------

      This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same Agreement. Any party may enter into this Agreement by executing any such counterpart.

                                  SCHEDULE 1
                                  ----------

                              Shareholder Details
                              -------------------

Shareholder              No. of Shares                 Consideration
-----------              -------------                 -------------
WPI Group (UK)           110 ordinary shares of        US$21,204,400
                         10p each
                         100 deferred shares of
                         (Pounds)1 each
                         in WPI Husky

WPI Group (UK)           1 ordinary share of              US$500,000
                         50,000 DM
                         in WPI Husky GmbH

                                  SCHEDULE 2
                                  ----------



PART 1.
Vendor Details
--------------

1  Registered number: 03227062

2  Place of incorporation:  England and Wales

3  Registered office: Walsgrave Business Triangle, Coventry, CV2 2TB

4  Type of company:  Private Unlimited

5  Allotted share capital:     10,400,000 ordinary shares of (Pounds)1 each

6  Issued share capital:       10,390,540 ordinary shares

7  Directors: John Raymond Allard
              Michael Henry Foster

8  Secretary: Michael Bradford Tule

9  Accounting reference date: September 30

10 Auditors: Arthur Andersen



PART 2.
Particulars of each Company:
---------------------------

WPI Husky
---------

1  Registered number: 01328356

2  Place of incorporation:  England and Wales

3  Registered office: Walsgrave Business Triangle, Coventry, CV2 2TB

4  Type of company: Private Limited

5  Allotted share capital:     110 ordinary shares of 10p each
                               100 deferred shares of (Pounds)1 each

6  Issued share capital:       110 ordinary shares of 10p each
                               100 deferred shares of (Pounds)1 each

7  Directors: John Raymond Allard
              Michael Henry Foster
              Richard Kantor
              Karl David Webb

8  Secretary: Michael Bradford Tule

9  Accounting reference date: September 30

10 Auditors:  Arthur Andersen

WPI Husky Technology GmbH
-------------------------

1  Registered number:          HRB 3396, Amtsgericht Siegburg

2  Place of incorporation:     Germany

3  Registered office: Auelweg 18, 53797 Lohmar, Germany

4  Type of company:   Private Limited (GmbH)

5  Allotted share capital:     1 share of 50,000 DM

6  Issued share capital:       1 share of 50,000 DM

7  Directors: Michael Krodel
              Michael Henry Foster
              John Raymond Allard

8  Secretary: N/A

9  Accounting reference date:  September 30

10 Auditors: Arthur Andersen

                                  SCHEDULE 3
                                  ----------

                            Completion Requirements
                            -----------------------

1.   Vendor's Obligations
-------------------------

1.1  At Completion the Vendor shall deliver to the Purchaser:

     (a) duly executed transfer(s) in respect of the Shares to the Purchaser or its nominee(s) and the share certificate(s) for the Shares and, in the case of WPI Husky GmbH, a duly executed notarial transfer deed;

     (b) any waiver, consent, release or other document necessary to give the Purchaser or its nominee(s) full legal and beneficial ownership of the Shares;

     (c) the common seal (if any) of each Group Company and each register, minute book and other book required to be kept by each Group Company under the CA 1985 duly written up to the date of Completion and each certificate of incorporation and certificate of incorporation on change of name for each Group Company the share certificates in respect of each of the subsidiaries;

     (d) a copy of a letter to each Group Company from its auditors resigning their office with effect from Completion and containing the statement referred to in Section 394 of the CA 1985, the original of the letter having been deposited at the registered office of the relevant company;

     (e) a resignation in the agreed form from the secretary of each Group Company expressed to take effect from the end of the meeting held pursuant to paragraph 1.2;

     (f) a resignation in the agreed form from each of the directors of each Group Company expressed to take effect from the end of the meeting held pursuant to paragraph 1.2;

     (g) the Management Accounts and all title deeds and other documentation relating to the Properties;

     (h) a copy of each bank mandate of each Group Company and copies of statements of each bank account of each Group Company made up to a date not earlier than two Business Days before Completion;

     (i) unconditional receipts for rent and other payments due in respect of the leasehold Property;

     (j) all documentation relating to the Intellectual Property Rights, including (without limitation) the original registration and renewal certificates for each of the Intellectual Property Rights which are registered or pending as at Completion (or copies thereof where such original documentation is not available);

     (k) evidence satisfactory to the Purchaser that the provisions of Clause 23 of Schedule 4 ("Insider Agreements") have been duly complied with insofar as
                ------------------
they require certain matters to be dealt with prior to Completion;

     (l) bank statements of all bank accounts of all Group Companies as at the date of Completion;

     (m) the Tax Deed duly executed by the Vendor;

     (n) the Escrow Agreement duly executed by the Vendor, the Guarantor, the US Vendor and the Escrow Agent;

1.2 The Vendor shall ensure that at Completion a meeting of the board of directors of each Group Company is held at which the directors:

     (a) vote in favour of the registration of the Purchaser or its nominee(s) as member(s) of each Group Company in respect of the Shares (subject to the production of properly stamped transfers);

     (b) subject to the CA 1985, change each Group Company's accounting reference date to 31 March;

     (c) appoint persons nominated by the Purchaser as directors, secretary and auditors of each Group Company with effect from the end of the meeting;

     (d) revoke each existing mandate given by each Group Company for the operation of its bank accounts and pass the resolutions contained in new mandate(s) giving authority to persons nominated by the Purchaser OR with effect from the end of the meeting, authorise the secretary to notify the specimen signatures of the new officers of each Group Company in connection with each existing mandate given by the Group Company for the operation of its bank accounts;

     (e) accept the resignation of the secretary so as to take effect from the end of the meeting and shall hand to the Purchaser duly certified copies of such Resolutions;

     (f) accept the resignation of each director so as to take effect from the end of the meeting and shall hand to the Purchaser duly certified copies of such Resolutions.

1.3 Each of the requirements set out in Clauses 1.1 and 1.2 above shall apply equally to WPI Husky GmbH to the extent applicable under German law.

2.   Purchaser's Obligations
----------------------------

2.1  On Completion, the Purchaser shall deliver to the Vendor:

     (a) the Tax Deed duly executed duly executed by the Purchaser; and

     (b) the Escrow Agreement duly executed by the Purchaser and the US
         Purchaser.

                                  SCHEDULE 4
                                  ----------

                                  Warranties
                                  ----------


1.   Capacity and Authority
---------------------------

1.1 The Vendor and each Group Company are companies duly incorporated and validly existing under English law or the relevant law of incorporation and have been in continuous existence since incorporation.

1.2 Each Group Company has the right, power and authority to conduct its business as conducted at the date of this Agreement and to own or lease its properties, as now conducted, owned or leased.

1.3 The Vendor's obligations under this Agreement, the Tax Deed, the Escrow Agreement and each document to be executed at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their terms and will not conflict with any other obligation of the Vendor.

2.   Information
----------------

2.1 All the information provided to the Purchaser or its agents, employees or advisers is true, accurate and not misleading, save for the information which to the knowledge of the Purchaser is not true, accurate and not misleading.

2.2 The information set out in this Agreement, the Tax Deed and the Disclosure Letter is true, accurate and not misleading.

3.   Shares and Subsidiary Undertakings
---------------------------------------

3.1 The Vendor is the sole legal and beneficial owner of the number of Shares set out against his name in Schedule 1, free from any Encumbrances.

3.2 The Shares comprise the entire issued share capital of each Group Company, have been properly allotted and issued and are fully paid or credited as fully paid. The particulars of each Group Company set out in Schedule 2 are true and complete and the Vendor has no other subsidiaries other than WPI Husky, WPI Oyster Termiflex Ltd. and WPI Husky GmbH.

3.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares or unissued shares in the capital of any Group Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

3.4 Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or payment of a share in the capital of any Group Company (including, without limitation, an option or right of pre-emption or conversion).

3.5 A copy of the memorandum and articles of association of each Group Company is annexed to the Disclosure Letter and is true, accurate and complete and has annexed thereto a copy of every resolution or agreement as is required by law to be annexed to it and sets out the rights and restrictions attaching to each class of share capital in each Group Company.

3.6  WPI Husky GmbH does not have and has never had any subsidiary undertaking.

3.7 Each Group Company has no interest in, and has not agreed to acquire an interest in, any corporate body.

4.   Accounts
-------------

4.1 The Accounts have been prepared and audited on a proper and consistent basis in accordance with the Companies Act 1985 and applicable standards, principles and practices generally accepted in the United Kingdom.

4.2 No change in accounting policies has been made in preparing the accounts of each Group Company for each of the three financial years of each Group Company ended on the Reference Accounts Date, except as stated in the audited financial statements for those years.

4.3 The Accounts show a true and fair view of the assets, liabilities and state of affairs of each Group Company as at the Reference Accounts Date and of the profits and losses of each Group Company for the financial year ended on the Reference Accounts Date.

4.4 To the extent required by the Companies Act 1985 and all appropriate FRS, the Accounts disclose and provide for all bad and doubtful debts, all liabilities (actual contingent or otherwise) and all financial commitments existing at the Reference Accounts Date.

4.5 The results shown by the audited profit and loss accounts of each Group Company for each of the three financial years of each Group Company ended on the Reference Accounts Date have not (except as disclosed in those accounts) been effected by any extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

4.6 The Accounts reserve or provide in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all Tax liable to be assessed on each Group Company, or for which it is or may become accountable, for all periods starting on or before the Reference Accounts Date (whether or not each Group Company has or may have a right of reimbursement against another person). The Accounts reserve in accordance with applicable standards, principles and practices generally accepted in the United Kingdom for all contingent or deferred liabilities to Tax for all periods starting on or before the Reference Accounts Date.

4.7  In the Accounts:

     (a) stock (except long term contract balances) was valued in the same way as in the audited accounts of each Group Company for the two preceding financial years and on the basis of the lower of cost and net realisable value;

     (b) all redundant and obsolete stock was written off and all sold, moving and damaged stock was written down appropriately.

4.8 The basis and rates of depreciation and amortisation used in the Accounts were the same as those used in the audited accounts of each Group Company for the two preceding financial years.

4.9 The rates of depreciation and amortisation used in the audited accounts of each Company for the three financial years of each Group Company ended on the Reference Accounts Date were sufficient to ensure that each fixed asset of the Group Company will be written down to nil by the end of its useful life.

4.10 The Management Accounts have been carefully and properly prepared with all due care on a basis consistent with each other and with the Accounts are not misleading with respect to the state of assets, liabilities and affairs of the Group Companies as at the relevant Accounts Date and of the profits or losses for the period concerned.

4.11 Each Group Company's accounting records are up to date, in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

4.12 None of the debts receivable or due to any Group Company which are included in the Audited Accounts or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or, so far as the Vendor is aware (having made all due enquiry), will realise in the normal course of collection their full value as included in the Audited Accounts or in the books of the relevant Group Company after taking into account the provision for bad and doubtful debts made in the Audited Accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

4.13 The Guarantor has made available to the Purchaser a complete and correct copy of the Annual Report on Form 10-K of the Guarantor for the fiscal year ending September 26, 1999. The Financial Statements included in such Annual Report have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Guarantor and its subsidiaries on a consolidated basis as at the dates thereof or for the periods presented therein. Since September 26, 1999, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Guarantor and any of its subsidiaries.

5.   Changes since the Reference Accounts Date
----------------------------------------------

5.1  Since the Reference Accounts Date:

     (a) each Group Company's business has been operated in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business;

     (b) there has been no adverse change in the financial or trading position or turnover of each Group Company;

     (c) no material change has occurred in the assets and liabilities shown in the Accounts and there has been no reduction in the value of the net tangible assets of each Group Company on the basis of valuation used in the Accounts; and

     (d) no Group Company has borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise).

5.2  Since the Reference Accounts Date:

     (a) each Group Company has not, other than in the usual course of its business:

         (i) acquired or disposed of or agreed to acquire or dispose of, an asset; or

         (ii) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent);

     (b) each Group Company has not factored, sold or agreed to sell a debt;

     (c) each Group Company's business has not been materially or adversely affected by the loss of any important customer or source of supply. For these purposes, an important customer or source of supply means a customer with a revenue exceeding (Pounds)10,000.

     (d) each Group Company has not:

         (i) made, or agreed to make, capital expenditure exceeding in total (Pounds)20,000; or

         (ii) incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total (Pounds)20,000,

     (e) each Group Company's business has not been materially or adversely affected by the termination of, or a change in the terms of, an agreement or by the loss of a customer or supplier;

     (f) each Group Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of ICTA) except as provided in the Accounts;

     (g) each Group Company has not changed its accounting reference period;

     (h) no resolutions of the shareholders of any Group Company have been passed; and

     (i) each Group Company has not created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

     (j) each Group Company has not been refused any insurance claims or settled below the amount claimed.

6.   Tax
--------

6.1 Each Group Company and the Vendor, save for WPI Husky GmbH and WPI France, is and has at all times been resident only in the United Kingdom for all Tax purposes. Each Group Company and the Vendor is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the United Kingdom.

6.2 Each Group Company has paid all Tax which it has become liable to pay and is not and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

6.3 Without prejudice to paragraph 6.2 each Group Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with its legal obligations in respect of such deductions or withholdings.

6.4 Each Group Company has within applicable time limits made all returns, provided all information and maintained all records in relation to Tax as it is required to make, provide or maintain and has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. No return (and nothing in a return) is disputed or is yet to be determined by, or is subject to agreement with, a Tax Authority.

6.5 Each Group Company has properly operated in all material respects the Pay-As-You-Earn system and has complied in all material respects with each reporting obligation in connection with benefits provided (whether by each Company or by any other person) for each Group Company's directors, other officers and employees.

6.6 So far as the Vendor is aware, having made all reasonable enquiries, each Group Company is not and does not expect to be involved in a dispute in relation to Tax. No Tax Authority has investigated or indicated that it intends to investigate each Group Company's Tax affairs.

6.7 Each Group Company has sufficient records to determine the Tax consequences which would arise on a disposal or on the realisation of each asset owned by it at the Reference Accounts Date, or acquired since the Reference Accounts Date but before the date of this Agreement.

6.8 No Tax Authority has agreed to operate any special arrangement (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra-statutory concessions and published statements of practice) in relation to the affairs of each Group Company. All notices and other communications from a Tax Authority requiring or permitting each Group Company to deal with its Tax affairs in a particular manner or on a particular basis are in the possession of each Group Company.

6.9 The Disclosure Letter contains full details of all applications which have been made at any time by each Group Company for any statutory consent or clearance. All particulars and other information given to any Tax Authority in connection with any such application for such consent or clearance were full and accurate in all material respects and any consent or clearance given in response to such application was valid and effective. All transactions in respect of which such consent or clearance was obtained have been carried into effect, and have been undertaken strictly in accordance with the terms of the application for the relevant consent or clearance.

6.10 Except as disclosed in the Disclosure Letter, each Group Company is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement otherwise than by way of a bargain at arms' length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arms' length) under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of each Group Company but not actually income or gains of each Group Company.

6.11 Each Group Company:

     (a) is registered for the purposes of the VATA;

     (b) has made, given, obtained and kept up-to-date, full and accurate records, invoices and documents appropriate or required for the purposes of the VATA;

     (c) has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis; and

     (d) has not been required by a Tax Authority to give security under the VATA.

6.12 Each Group Company is not under a duty to make payments on account of VAT pursuant to any order made under section 28 of the VATA.

6.13 In the three years ending on the date of this Agreement each Group Company has not been in default in respect of an accounting period, as the terms "default" and "accounting period" are used in section 59(1) of the VATA (the default surcharge).

6.14 Each Group Company is not and has not been liable to a penalty under section 63 of the VATA.

6.15 No VAT Return made by each Group Company has contained a material inaccuracy for the purposes of section 64 of the VATA.

6.16 Each Group Company is entitled under the VATA to credit for all of its input tax.

6.17 The Disclosure Letter contains adequate details of any method agreed with or directed by H M Customs and Excise or otherwise applicable to each Group Company for determining the allowability to that company of input tax in accordance with Part XIV of the Value Added Tax Regulations 1995.

6.18 The Disclosure Letter contains details of each claim for bad debt relief under section 36 of the VATA (bad debts) or section 22 of the Value Added Tax Act 1983 (refund of tax in cases of bad debts) made by each Group Company.

6.19 No Group Company owns any asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Tax Regulations 1995 (capital goods scheme).

6.20 No Group Company, nor a company of which any Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of Schedule 10 in relation to any land owned by it at Completion except as disclosed in the Disclosure Letter. Each such election disclosed in the Disclosure Letter has effect. Where any such election has been made, no supplies in relation to the relevant land will be taken by virtue of paragraph 2(3AA) of Schedule 10 to the VATA to be supplies other than taxable supplies. Each Group Company does not have an interest in any land supplies in relation to which, if an election to waive exemption under paragraph 2 of Schedule 10 to the VATA were to be made by each Group Company (or by a company of which any Group Company is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA), would be taken by virtue of the said paragraph 2(3AA) to be supplies other than taxable supplies.

6.21 No Group Company has received a notice of and to the best of the Vendor's knowledge, information and belief there is nothing which indicates that the grant to any Group Company of an interest in or right over land owned by a Group Company at Completion or of a licence to occupy land owned by a Group Company at Completion will not be an exempt supply because of an election under Schedule 10 to the VATA (election to waive exemption).

6.22 No event, transaction, act or omission has occurred by reason or in consequence of which any Group Company may be deemed to make a taxable supply under paragraph 1 of Schedule 10 to the VATA or under the Value Added Tax (Self-Supply of Construction Services) Order 1989.

6.23 No tenancy, lease or licence to which any Group Company is a party is or may become a developmental tenancy, developmental lease or developmental licence for the purposes of Group 1 of Schedule 9 to the VATA.

6.24 No Group Company is and has not been a party to any transaction or arrangements in respect of which a direction has been or could be made under paragraphs 1 or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA.

6.25 No Group Company is, nor has it, agreed to become an agent, manager or factor for the purposes of section 47 of the VATA (agents, etc.) of a person not resident in the United Kingdom.

6.26 No Group Company has been a party to any transactions in respect of which a direction under the provisions of Schedule 9A to the VATA has been or may be made.

6.27 All value added tax payable on the import of goods and all customs duties and duties of excise payable to a Tax Authority in respect of any asset (including, without limitation, trading stock) imported or owned by each Company have been paid.

6.28  No Group Company has been a close company for the purposes of ICTA.

6.29 All documents by virtue of which any Group Company has any right or in the enforcement of which any Group Company is interested have been duly stamped.

7.    Assets
------------

7.1 Each asset included in the Accounts or acquired by any Group Company since the Reference Accounts Date (other than stock disposed of in the usual course of business) and each asset used by any Group Company or which is in the reputed ownership of any Group Company is:

      (a) legally and beneficially owned solely by each Group Company free from any Encumbrance; and

      (b) where capable of possession, in the possession or under the control of each Group Company.

7.2 Each Group Company owns or has a right to use each asset necessary for the effective operation of its business as currently conducted.

7.3 All plant, machinery, vehicles and equipment owned, possessed or used by each Group Company are in good condition and working order and have been regularly and properly maintained. None is in need of renewal or replacement or surplus to each Group Company's requirements.

7.4 Each Group Company's asset registers comprise a complete and accurate record of all the plant, machinery, equipment, vehicles and other assets owned, possessed or used by it.

7.5 Maintenance contracts are in force for each asset of each Group Company which it is normal to have maintained by independent or specialist contractors and for each asset which each Group Company is obliged to maintain or repair under a leasing or similar agreement. Those assets have been regularly maintained to a good technical standard and in accordance with:

      (a) safety regulations required to be observed in relation to them; and

      (b) the provision of any applicable leasing or similar agreement.

7.6 No Group Company is a party to, nor is liable under, a lease or hire, hire purchase, credit sale or conditional sale agreement.

7.7 No charge in favour of any Group Company is void or voidable for want of registration.

7.8 Each Group Company's stock is of satisfactory quality and saleable in the usual course of its business in accordance with its current price list.

7.9 No Group Company has supplied, or agreed to supply, defective or unsafe goods or goods which fail to comply with their terms of sale.

7.10 No goods in a state ready for supply by each Group Company are defective or unsafe or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by any Group Company.

7.11 Each Group Company's level of stock is reasonable having regard to current and anticipated demand.

7.12 No debt shown in the Accounts, the Management Accounts or any Group Company's accounting records is overdue by more than 12 weeks or is the subject of an arrangement other than of the kind, particulars of which are set out in the Disclosure Letter.

7.13 No Group Company has released a debt shown in the Accounts, the Management Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of the debts shown in the Accounts, the Management Accounts or any Group Company's accounting records has been deferred, subordinated or written off or become irrecoverable to any extent. To the best of the Vendor' knowledge, information and belief, each of those debts will realise its book value in the usual course of collection.

7.14 No Group Company has acquired or agreed to acquire any material asset on terms that property thereon does not pass until full payment is made.

8.   Year 2000
--------------

8.1 Each item of equipment and software programme used by any Group Company (a "Company System") in the course of its business has been produced, tested and/or
 --------------
amended in a manner which ensures that:

     (a) a change of, reference to or use of a date before, on or after 31 December 1999 in the operation of that Company System, whether alone or in conjunction with each other Company System, will not have an adverse effect on, nor give rise to inconvenience in, the operation of that Company System; and

     (b) the inclusion of a date or dates before, on or after 31 December 1999 in the date information exchanged with any item of equipment and software programme which is not a Company System but with which that Company System exchanges date information in the course of the Company's business will not have an adverse effect on, nor give rise to inconvenience in, that exchange of date information or the subsequent use of that date information.

8.2 Each product and service sold by each Group Company (the "Product and Service") both now and at any time within the last six years has ensured that a change of, reference to or use of a date before, on or after 31 December 1999 in the operation of the Product and Service will not have an adverse effect on, nor give rise to inconvenience in, the operation of that Product and Service.

8.3 Each Company System and Product and Service will, in responding to two-digit date input and providing date output, resolve an ambiguity as to century in a manner which is consistent, clearly defined and apparent to the user.

9.   Intellectual Property
--------------------------

9.1  Each of the Intellectual Property Rights is:

     (a) valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

     (b) legally and beneficially owned by and validly granted to each Group Company alone, free from any licence, Encumbrance, restriction on use or disclosure obligation (or is lawfully used with the consent of the owner under a licence); and

     (c) not, and will not be, the subject of a claim or opposition from a person (including, without limitation, an employee of each Company) as to title, validity, enforceability, entitlement or otherwise.

9.2 The Disclosure Letter contains details of all the Intellectual Property Rights in respect of which each Group Company is a registered or beneficial owner or applicant for registration including full correct and up-to-date information in relation to each registration and application.

9.3 All renewal and maintenance fees and taxes due and payable prior to completion in respect of each of the pending and registered Intellectual Property Rights have been paid in full. Each other action required to maintain and protect the pending and registered Intellectual Property Rights has been taken.

9.4 Nothing has been done or omitted to be done and no circumstances exist by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights.

9.5 There is and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights. No civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type.

9.6 No Group Company has granted and nor is obliged to grant a licence, assignment, consent, undertaking, security interest, or other right in respect of any of the Intellectual Property Rights.

9.7 There are no, and never have been, any outstanding claims against any Group Company for an infringement or unauthorised use of any of the Intellectual Property Rights. No Group Company has received any written claim that any of the Intellectual Property is invalid.

9.8 The activities, processes, methods, products, services or Intellectual Property used, manufactured, dealt in or supplied on or before the date of this Agreement by each Company:

     (a) are not, at the date of this Agreement, nor were they at the time used, manufactured, dealt in or supplied, subject to licence, consent or permission of, or payment to, another person;

     (b) to the best of the Vendor's knowledge, information and belief, do not at the date of this Agreement, nor did they at the time used, manufactured, dealt in or supplied, infringe, misuse or embody the subject matter of any rights in the Intellectual Property (including, without limitation, moral rights) of another person;

     (c) to the best of the Vendor's knowledge, information and belief, have not given, and will not give, rise to a claim against any Group Company.

9.9  No party to an agreement relating to the use:

     (a) by each Group Company of Intellectual Property owned by another person; or

     (b) of any Intellectual Property Rights owned by each Group Company by another person is, or has at any time been, in breach of the agreement and no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without each Group Company's consent (other than termination without cause upon notice in accordance with the terms of the agreement).

9.10 All the Confidential Information is adequately and properly documented to enable the Purchaser to acquire and retain its full benefit.

9.11 Each Group Company has not disclosed and is not obliged to disclose any Confidential Information to any person other than its employees who are bound by obligations of confidence or except in the ordinary and usual course of business and then only on condition that the disclosure is to be treated as being of a confidential nature. The Vendor is not aware of any such confidentiality having been breached.

9.12 The Intellectual Property Rights and each Group Company's ownership, licence or rights in them will not be adversely affected by the transaction contemplated by this Agreement.

9.13 The Intellectual Property Rights comprise all the Intellectual Property necessary for each Group Company to operate its business, and for the business to continue to operate, as it has been operated during the two year period ending on the date of this Agreement.

9.14 Each Group Company is not a party to a confidentiality or other agreement and is not otherwise subject to any duty which restricts the free use or disclosure of information or of any of the Intellectual Property Rights.

9.15 Each Group Company does not use or operate its business under a name other than its corporate name.

9.16 The maximum liability of WPI Husky, to the Vendor's knowledge, is not in excess of (Pounds)60,000 at the date of this Agreement with respect to the overdue royalty payments due to Teology Networks, Inc.

10.   Insurance
---------------

10.1 Each insurable asset of each Group Company has at all material times been and is at the date of this Agreement insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a person operating the types of business operated by each Group Company.

10.2 Each Group Company has at all material times been and is at the date of this Agreement adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), credit risk, loss of profits and all other risks to which a person operating the types of business operated by each Group Company is exposed.

10.3 The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which each Group Company has an interest (including any active historic policies which provide cover on a losses occurring basis) (together the "Policies") and sets out, in relation to each of the Policies, a summary including details of the parties, cover, deductibles, limits, exclusions, conditions and premium payable.

10.4 Each of the Policies is valid and enforceable and is not void or voidable and will be maintained in full force and effect without alteration pending Completion and all premiums will be paid on times.

10.5  No Group Company has done anything or omitted to do anything which might:

      (a) make any of the Policies void or voidable; or

      (b) prejudice the ability to effect insurance on the same or better terms in the future.

10.6 No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

10.7 To the best of the Vendor's knowledge, information and belief, there is nothing which could vitiate any of the Policies or prejudice the ability to effect insurance on the same or better terms in the future.

10.8 No insurer has ever canceled or refused to accept or continue any insurance in relation to each Group Company.

10.9 No claims have been made, no claim is outstanding and no fact or circumstance exists which might give rise to a claim under any of the Policies.

10.10 No event, act or omission has occurred which requires notification under any of the Policies.

10.11 None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Policies.

10.12 Nothing has been done or omitted to be done, and there is nothing, which might entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any claims under the Policies.

10.13  All premiums which are due under the Policies have been paid.

10.14 No Group Company has not done anything or omitted to do anything, and there is nothing, which might result in an increase in the premium payable under any of the Policies.

11.    Real Property
--------------------

11.1 The Property comprises all land and premises owned, occupied or used by, or in the possession of, each Group Company.

11.2 There is appurtenant to the Property each right and easement necessary for its proper and existing use including, without limitation, emergency escape routes. No right or easement is restricted in any way (including, without limitation, a restriction on hours of use) or is capable of being lawfully interrupted or terminated by any person.

11.3 Each Group Company holds each right or easement appurtenant for a term not less than the unexpired term of the lease, tenancy or licence.

11.4 Each service necessary for the Property's existing use (including, without limitation, electricity, gas and water supplies, sewerage and telecommunications lines) is available to each Group Company.

11.5 Each Group Company's access to the Property is sufficient for the existing use of the Property and is by means of a road adopted by the local highway authority and maintainable at public expense.

11.6 The Property is not subject to outgoings other than the uniform business rate, water and sewerage rates, rent, service charge and insurance premiums.

11.7 Neither the Property nor any of its title deeds is subject to an Encumbrance, agreement, obligation, condition, right, easement, exception, reservation, or other interest.

11.8 There is no person in possession or occupation of, or who has or claims a right or interest of any kind, in the Property adversely to each Company's interest and each Group Company is entitled to and has exclusive vacant possession of the Property.

11.9 No fact or circumstance exists which materially and adversely affects the Property's value or the use or enjoyment of the Property or casts doubt on each Group Company's right or title to the Property.

11.10 Each Group Company has performed or complied with each Property Permit, obligation, condition, restriction, agreement (including, without limitation, the term of any lease) and legal and administrative requirement affecting the Property, or its respective ownership, occupation, possession or existing use.

11.11 There is, and during the two years ending on the date of this Agreement has been, no civil, criminal, arbitration, administrative, or other proceeding or dispute concerning the Property. No civil, criminal, arbitration, administrative or other proceeding concerning the Property is pending or threatened. To the best of the Vendor' knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type. There is no outstanding notice affecting the Property.

11.12 There is no resolution or proposal for compulsory acquisition of the Property by a local or other authority.

11.13 The Property's existing use as hitech/light industrial with associated offices is the lawful use permitted under applicable town and country planning legislation and such permission is not temporary or personal.

11.14 Any permission necessary for the Property's existing use, construction and any subsequent alteration has been obtained and is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition).

11.15 To the best of the Vendor's knowledge, information and belief there is no material deficiency which requires correction in the state or condition of any building or other structure on or forming part of the Property.

11.16 No flooding, subsidence or other material defect of any kind (including, without limitation, a design or construction defect) which affects or has affected the Property.

11.17 No building or other structure on or forming part of the Property contains a deleterious substance or a substance which is not at the date of this Agreement used in generally accepted good building practice.

11.18 There is no fact or circumstance (and, to the best of the Vendor's knowledge, information and belief, no fact or circumstance will within six months starting on the date of this Agreement occur or arise) which:

       (a) could entitle or require a person (including, without limitation, a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, the Property;

       (b) could restrict or terminate each Group Company's continued and uninterrupted possession or occupation of the Property; or

       (c) could prevent or restrict the Property's development for which planning permission has been or is expected to be obtained.

11.19 A rent or fee payable in respect of the Property is not at the date of this Agreement being reviewed and cannot be reviewed before Completion.

11.20 No person (including, without limitation, a landlord or licensor) has elected to waive, or indicated an intention to waive, an exemption from payment by each Group Company of value added tax in respect of a payment made under the Lease.

11.21 The documents disclosed relating to the Property are all those that are relevant and are complete copies.

11.22 No Group Company has any contingent liability or other liability as original tenant, landlord, assignee or otherwise in respect of any real property or interest in real property except the Property.

11.23 No Group Company has any contingent liability or other actual liability as original tenant, landlord, assignee or otherwise except in respect of the Coventry Lease.

12.    Environmental Matters, Health and Safety and Products Liability
----------------------------------------------------------------------

12.1 The operation of each Group Company's business does not involve and has never involved the use, or the release or discharge of a hazardous substance or article, waste, sewage or other pollutant or contaminant.

12.2 No land or other asset owned, occupied, possessed or used by each Group Company on or at any time before the date of this Agreement:

       12.2.1 contains or has contained (in the case of land, above or below ground) a hazardous substance or article, waste or other pollutant or contaminant;

       12.2.2 is or has been used for the deposit, storage, treatment or disposal of waste or sewage; or

       12.2.3 is referred to or listed in a register of polluted or contaminated land and no fact or circumstance exists which might give rise to an entry in such a register .

12.3 No Group Company has sold, supplied or provided a defective product or services in the course of its business on or prior to the date hereof.

12.4 No Group Company has manufactured, sold or supplied any product or service which:

       12.4.1 is, was or will become, in any material respect, faulty or defective; or

       12.4.2 does not comply in any material respect with any warranty or representation, express or implied, made by or on behalf of any Group Company in respect of it or with all laws, regulations, standards and requirements applicable to it; or

       12.4.3 was sold or supplied on terms that any Group Company accepts an obligation to service or repair or replace such products after delivery.

12.5 No Group Company has received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987 in relation to any of its products at any time within the last 3 years.

12.6 Each Group Company has in relation to its plant and machinery and other fixed assets, and the Premises and its employees, complied with all legal requirements relating to health and safety including, but not limited to, those imposed by the Health and Safety at Work etc. Act 1974 and all regulations made thereunder, and no action has been taken by any entering authority in relation to any actual or alleged breach of such requirements and neither is any Group Company in receipt of any claim by any officer or employee or any past officer or employee in relation to any such breach and the Vendor is not aware of any circumstances which may lead to such action or claim.

12.7 12.7.1 For the purpose of this Warranty, "Environmental Laws" shall mean any existing laws (local or national) or regulations having application to the operation of the business of any Group Company including, without limitation, directives, regulations, rules, codes of practice and guidance notes made thereunder relating to environmental and health & safety matters.

       12.7.2 Each Group Company is and to the Vendor's knowledge always has been in full compliance with all Environmental Laws and the existence and the use of the Premises, machinery and other property of any Group Company has been and is in accordance with all Environmental Laws.

       12.7.3 No written notice, written demand or written request for information has been issued or made and no investigation or review is or has been threatened or is pending by any governmental authority or other person with respect to any alleged violation by any Group Company of any Environmental Law or liability thereunder.

       12.7.4 No Group Company owns or has in the past owned or had any interest in land which has been used for a contaminative use or upon which toxic, radioactive, caustic or other hazardous substances (of whatever kind) have been stored or processed in a manner inconsistent with any Environmental Laws.

13.    Agreements
-----------------

13.1 To the best of the Vendor's knowledge, information and belief no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation of which each Group Company is a party. No party with whom each Group Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

13.2 No Group Company nor any party with whom each Group Company has entered into an agreement, arrangement or obligation is in material breach of the agreement, arrangement or obligation. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a breach of this type.

13.3 No Group Company is a party to and is not liable under a long-term, onerous or unusual legally binding agreement, arrangement or obligation including, without limitation:

       13.3.1 an agreement, arrangement or obligation entered into other than in the usual course of its business;

       13.3.2 an agreement, arrangement or obligation entered into other than by way of a bargain at arms length;

       13.3.3 an agreement, arrangement or obligation restricting each Group Company's freedom to operate the whole or part of its business or to use or exploit any of its assets;

       13.3.4 a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by each Group Company or by which each Group Company is bound;

       13.3.5 a material agreement, arrangement or obligation with which each Group Company cannot comply on time or without undue or unusual expenditure of money or effort;

       13.3.6 a contract for the sale of shares or assets comprising a business undertaking which contains warranties or indemnities under which any Group Company still has a remaining liability or obligation or can be terminated as a result of any change in the underlying ownership or control of any Group Company, or would be materially affected by such change; or

       13.3.7 an agreement, arrangement or obligation which is in any way otherwise than in the ordinary course of any Company's business.

13.4   Each Group Company is not:

       13.4.1 a member of a joint venture, consortium, partnership or association (other than the bona fide trade association); or

       13.4.2 a party to a distributorship, agency, franchise or management agreement or arrangement.

14.    Terms of Trade and Business
----------------------------------

14.1 Each Group Company has paid its creditors within the times agreed with them. No debt owing by it has been due for more than 30 days.

14.2 During the year ending on the date of this Agreement, no substantial supplier or customer of each Group Company has:

       14.2.1 stopped, or indicated an intention to stop, trading with each Company;

       14.2.2 reduced, or indicated an intention to reduce, trading with each Company; or

       14.2.3 changed or indicated an intention to change, substantially the terms on which it is prepared to trade with each Group Company.

14.3 To the best of the Vendor's knowledge, information and belief no substantial supplier or customer of each Group Company is likely to:

       14.3.1  stop trading with each Group Company;

       14.3.2  reduce substantially its trading with each Group Company; or

       14.3.3 change substantially the terms on which it is prepared to trade with each Group Company.

14.4 To the best of the Vendor's knowledge, information and belief, the attitude of customers, suppliers and employees with regard to each Group Company will not be prejudicially affected by the execution or performance of this Agreement or any document to be executed at or before Completion.

14.5 No Group Company has entered into an agreement or arrangement with a supplier or customer in terms materially different to its standard terms of business.

14.6 No person (either individually or jointly with another person) has bought from or sold to each Company, either in the financial year of each Group Company ended on the Reference Accounts Date or since the Reference Accounts Date, more than five per cent of the total amount of all purchases or sales made by each Group Company in that period.

14.7 No Group Company has outstanding any bid, tender, sale or service proposal.

14.8 None of the records, systems, data or information of each Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, any electronic, mechanical or photographic process, computerised or not) which are not under the exclusive ownership and direct control of each Group Company.

14.9 Each Group Company has at all times complied with the Data Protection Acts 1984 and 1998 (including, for the avoidance of doubt, the data protection principles set out in Schedule 1 to the Data Protection Act 1984 and the Telecommunications (Data Protection and Privacy) (Direct Marketing) Regulations 1998.

15.    Effect of Sale
---------------------

       Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will result in any Group Company losing the benefit of any licence, consent, permit, approval or authorisation (public or private) necessary for carrying on each Group Company's business in the places and in the manner currently carried on or any asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement or will:

       15.0.1  conflict with;

       15.0.2  result in the breach of;

       15.0.3  give rise to an event of default under;

       15.0.4  require the consent of a person under;

       15.0.5  enable a person to terminate; or

       15.0.6 relieve a person from an obligation under any agreement or arrangement to which any Group Company is a party or any legal or administrative requirement by which any Group Company is bound or result in any present or future indebtedness of any Group Company becoming due or capable of being declared due and payable prior to its stated maturity.

16.   Employees
---------------

16.1 There is no employment or other contract of engagement between any Group Company and any of its directors or other officers. No Group Company is a party to a consultancy contract.

16.2 There is no employment contract between any Group Company and any its employees which cannot be terminated by any Group Company by three month's notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

16.3 There is no employment or consultancy contract or other contract of engagement between any Group Company and any person which is in suspension or has been terminated but is capable of being revised or enforced and in respect of which each Company has a continuing obligation.

16.4  The Disclosure Letter contains details of:

      16.4.1 the total number of Group Company's employees including those who are on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with each Group Company.

      16.4.2 the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each employee of each Group Company and, where an employee has been continually absent for more than one month, the reason for the absence; and

      16.4.3 the terms of the contract of each director, other officer and employee of each Group Company entitled to remuneration at an annual rate or an average annual rate, or an average annual rate over the last three financial years, of more than (Pounds)10,000.

16.5 The basis of the remuneration payable to each Group Company's directors, other officers and employees is the same as that in force at the Reference Accounts Date. Each Group Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and employees by more than five per cent.

16.6 No Group Company owes any amount to a present or former director, other officer or employee of each Group Company (or his dependant) other than for accrued remuneration or reimbursement of business expenses.

16.7 There is no agreement or arrangement between each Group Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. No Group Company has provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

16.8 Each Group Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters), and termination of employment.

16.9  Except as disclosed in the Accounts, no Group Company has:

      16.9.1 incurred a liability for breach or termination of an employment contract including, without limitation, a redundancy payment, protective award and compensation for wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an employee;

      16.9.2 incurred a liability for breach or termination of a consultancy agreement; or

      16.9.3 made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of each Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

16.10 Each Group Company has complied with:

      16.10.1 each obligation imposed on it by, and each order and award made under, statute, regulation, code for conduct and practice, collective agreement, custom and practice relevant to relations between it and its employees or a trade union or the terms of employment of its employees; and

      16.10.2 each recommendation made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee.

16.11 Within the year ending on the date of this Agreement, no Group Company has:

       16.11.1 given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

       16.11.2 been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

16.12 No Group Company has any arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

16.13 No Group Company is involved in, and no fact or circumstance exist which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its employees.

16.14 No Group Company has and is not proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or employees.

16.15 There is not and has not been a training scheme, arrangement or proposal in relation to each Company in respect of which a levy may become payable by each Company under the Industrial Training Act 1982.

17.    Pensions and Other Benefits
----------------------------------

17.1 Save in respect of The Plan, the Group Companies have no obligation (whether legally binding or not) to provide "relevant benefits" (within the meaning of Section 612 ICTA 1988) to, or in respect of any person who is now or has been an officer or employee of any Group Company or spouse or dependant of such officer or employee;

17.2 Full and accurate details and particulars of The Plan have been disclosed in the Disclosure Letter together with accurate, up-to-date and complete copies of all documents relating to The Plan including a list of investments held for The Plan and there is no obligation to provide benefits under The Plan other than as revealed in such documents and particulars;

17.3 The Plan is an "exempt approved scheme" (within the meaning of Chapter I of Part XIV ICTA 1988) and, to the best of the Vendor's knowledge and awareness, there is no reason why approval of the Board of Inland Revenue should be withdrawn;

17.4 Other than benefits on death as disclosed, The Plan provides only money purchase benefits as defined in Section 181 Pension Schemes Act 1993. No person who is now or has been an officer or employee has been promised that he or his dependants will receive benefits on his retirement, death or leaving service other than money purchase benefits as defined above.

17.5 During the Vendor's period of ownership of the Companies, the provisions of The Plan has never discriminated between male and female members.

17.6 All premiums payable under contracts of insurance relating to payment of benefits on death before normal pension age in respect of any officer or employee of any Group Company have been paid and all contributions to, and expenses of, The Plan which have fallen due for payment have been paid.

17.7 Except as fairly disclosed in the Disclosure Letter, there is no dispute with regard to the benefits payable under The Plan or any other payments or benefits referred to in paragraph 17.1. Except as fairly disclosed in the Disclosure Letter, no legal proceedings in connection with The Plan are pending, threatened or expected nor is there any fact or circumstance likely to give rise to any such proceedings.

17.8 The Plan has at all times complied with and been administered in accordance with the provisions governing it and all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme, and of trust law.

17.9 The Group Companies have at all times complied with all the provisions of The Plan which apply to it.

17.10 The Plan is not a contracted out plan within the meaning of the Pension Schemes Act 1993.

18.    Liabilities
------------------

18.1 Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has any outstanding and has not agreed to create or incur loan capital, borrowing or indebtedness in the nature of borrowing.

18.2 No Group Company is a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

18.3 No part of the loan capital, borrowing or indebtedness in the nature of borrowing of each Group Company is dependent on the guarantee or indemnity of, or security provided by, another person.

18.4   No event has occurred or been alleged to have occurred which:

       18.4.1 constitutes an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both) or

       18.4.2 will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of each Group Company becoming enforceable (or will do so with the giving of notice or lapse of time or both).

18.5 No Group Company is liable to repay an investment or other grant or subsidy made to it by a body (including, without limitation, the Department of Trade and Industry or its predecessor).

18.6 No fact or circumstance (including, without limitation, execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by each Group Company for, the whole or part of a grant or subsidy.

18.7 No subsidiary or affiliate of the Guarantor is a creditor of the Guarantor.

18.8   No subsidiary or affiliate of the Vendor is a creditor of the Vendor.

18.9 The Guarantor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the business and operations of the Guarantor as previously or currently conducted or contemplated to be conducted except (a) as and to the extent disclosed or provided for in the Financial
        -
Statements and (b) for liabilities and obligations that (i) were incurred after
                -                                        -
the date of the Financial Statements in the ordinary course of business consistent with past practice; (ii) individually and in the aggregate would not
                                --
have a material adverse effect; and (iii) do not and will not materially impair
                                     ---
the ability of the Guarantor to perform its obligations hereunder or under any document, instrument, certificate or agreement necessary to transfer to the Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances thereon, at the Completion Date, or the ability of the Purchaser to conduct the business and operations of the Company from and after the Completion Date.

18.10 The Vendor has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued contingent or otherwise and whether due or to become due, arising out of relating to the business and operations of the Vendor as previously or currently conducted or contemplated to be conducted except (a)
                                                                             -
as and to the extent disclosed or provided for in the Accounts and (b) for
                                                                    -
liabilities and obligations that (i) were incurred after the Reference Accounts
                                  -
Date in the ordinary course of business consistent with past practice; (ii)
                                                                        --
individually and in the aggregate would not have a
material adverse effect; and (iii) do not and will not materially impair the
                              ---
ability of the Vendor to perform its obligations hereunder or under any document, instrument, certificate or agreement necessary to transfer to the Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances thereon, at the Completion Date, or the ability of the Purchaser to conduct the business and operations of the Company from and after the Completion Date.

19.    Permits
--------------

19.1 Each Group Company has obtained and has complied with the terms and conditions of each Permit.

19.2   Details of each Permit are set out in the Disclosure Letter.

19.3 Each Permit is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied. No expenditure or work is or will be necessary to comply with, maintain or obtain a Permit. To the best of the Vendor's knowledge, information and belief, no Permit will be revoked, suspended, canceled or varied or not renewed.

19.4 Each action required for the renewal or extension of each Permit has been taken.

19.5 No Permit will be revoked, suspended, canceled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before Completion and there is no circumstances which indicate that any such Permit is likely to be revoked, suspended, canceled, varied or not renewed or that any of them will expire within a period of one year from the date of this Agreement.

20.    Insolvency
-----------------

20.1 No order has been made, petition presented or resolution passed for the winding up of any Group Company or for the appointment of a provisional liquidator to any Group Company and no administration order has been made in respect of each Group Company.

20.2 No receiver or manager has been appointed of the whole or part of any Group Company's business or assets.

20.3 No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of any Group Company. No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the CA 1985 in respect of each Group Company.

20.4 No Group Company is insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986.

20.5   No Group Company has stopped paying its debts as they fall due.

20.6 No distress, execution or other process has been levied on an asset of each Group Company or action taken to repossess goods in each Group Company's possession which has not been satisfied in full.

20.7 There is no unsatisfied judgment or court order outstanding against any Group Company.

20.8 No floating charge created by any Group Company has crystallized and, so far as the Vendor is aware, there are no circumstances likely to cause such floating charge to crystallize.

20.9 No action has been taken by the Registrar of Companies to strike any Group Company off the register under section 652 of the CA 1985.

20.10 No Group Company has at any time during the two years immediately prior to the date of this Agreement:

       20.10.1 entered into a transaction with any person at an undervalue (as referred to in Section 238(4) of the Insolvency Act 1986) or

       20.10.2 been given a preference by any person (as referred to in section 239(4) of the Insolvency Act 1986).

20.11 No event analogous to any of the foregoing has occurred in or outside England.

21.    Competition
------------------

21.1 No Group Company has any liability under, and is not a party to, any agreement or arrangement

       21.1.1 particulars of which have been furnished to the Director General of Fair Trading under the Restrictive Trade Practices Acts 1976 and 1977;

       21.1.2    which is prohibited by any competition law.

21.2 No Group Company has given an undertaking or written assurance (legally binding or not) to a governmental authority or an authority of the European Communities or European Economic Area under the Fair Trading Act 1973, Competition Act 1980, Restrictive Trade Practices Acts 1976 and 1977, Resale Prices Act 1976, Treaty of Rome,

Agreement on the European Economic Area or any other statute or legal instrument. No Group Company is affected by an order or regulation made under the Fair Trading Act 1973 or the Competition Act 1980 or by a decision of the Commission of the European Communities, EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction.

21.3 No Group Company has received a communication or request for information relating to any aspect of each Group Company's business from or by the Director General of Fair Trading, Competition Commission, Secretary of State for Trade and Industry, Commission of the European Communities or EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of each Group Company is or has been the subject of an investigation, report or decision by any of those persons or bodies and none is pending or threatened. To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, report or decision by any of those persons or bodies.

22.    Litigation and Compliance with Law
-----------------------------------------

22.1 No Group Company nor a person for whose acts or defaults each Group Company may be vicariously liable is involved, or has during the two years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceedings. No civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against each Group Company or a person for whose acts or default each Group Company may be vicariously liable.

22.2 To the best of the Vendor's knowledge, information and belief, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding involving each Group Company or a person for whose acts or defaults each Group Company may be vicariously liable.

22.3 There is no outstanding judgement, order, decree, arbitral award or decision of the court, tribunal, arbitrator or governmental agency against each Group Company or a person for whose acts or defaults each Group Company may be vicariously liable.

22.4 Each Group Company has, in the Vendor's reasonable knowledge, conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

22.5 There is not and has not been any governmental or other investigation, inquiry or disciplinary proceeding concerning each Group Company and none is pending or threatened. To the best of the Vendor's knowledge, information and belief no fact or circumstance exits which might give rise to an investigation, inquiry or proceeding of that type.

22.6 No Group Company or any person for whose acts or defaults each Group Company may be vicariously liable has:

       (a) induced a person to enter into an agreement or arrangement with any Group Company by means of a unlawful or immoral payment, contribution, gift or other inducement;

       (b) offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

       (c) directly or indirectly made an unlawful contribution to a political activity.

23.    Insider Agreements
-------------------------

       There is not, and during the three years ending on the date of this Agreement, there has not been, any agreement or arrangement (legally enforceable or not) to which any Group Company is or was a party and in which any of the Vendor, a director or former director of any Group Company or a person connected with any of them is or was interested in any way. For this purpose, "connected" has the meaning given by section 839 of ICTA, except that in construing section 839 "control" has the meaning given by section 840 or section 416 of ICTA so that there is control wherever either section 840 or 416 requires.

24.    Miscellaneous
--------------------

24.1 Each Group Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

24.2 Each register, minute book and other book which the CA 1985 requires each Group Company to keep has been properly kept and contains a complete and accurate record of the matters which it is required by the CA 1985 to record.
No notice has been received or allegation made that a register or book is incorrect or should be rectified.

24.3 All returns, particulars, resolutions and other documents required to be delivered by each Group Company to the Registrar of Companies and other governmental or other authority or agency have been properly prepared and delivered.

24.4 No Group Company has not given a power of attorney or other authority by which a person my enter into an agreement, arrangement or obligation on any Group

Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

25.    Brokerage or Commission
------------------------------

       No person is entitled to receive a finder's fee, brokerage or commission from any Group Company in connection with this Agreement.

                                  SCHEDULE 5
                                  ----------

                                  Properties
                                  ----------

     1. The Coventry Property - Premises at Coventry Walsgrave Triangle, Hinckley Road, Coventry more particularly described in a lease dated January 24, 1992 between Ashford Developments Limited (1) and Husky Computers Limited (2) (the "Coventry Lease"). Leasehold - for a term of 25 years from December 16, 1991 (registered at HM Land Registry under title no: WK340933).

     2. 30, rue du Morvan, Batiment G, Rungis. Leasehold - for a term of 9 years from April 15, 1989 between SILIC and the French Office of WPI Husky.

          12, rue Le Corbusier, Parc d'Affaires SILIC, Batiment Iena B2, Rungis. Leasehold - for a term of 9 years from June 1, 1998 between SILIC and the French Office of WPI Husky.

     4. Leasehold - for a term of 5 years from April 1995 until March 28, 2000 (automatic renewal for 5 years unless terminated) between WPI Husky GmbH and Helmut Hermes Verpachtungen.

                                  SCHEDULE 6
                                  ----------

                              Property Provisions
                              -------------------

Terms of Sale and Leaseback or Surrender and New Lease of the Coventry Property
-------------------------------------------------------------------------------

Section 1

1. The Vendor agrees with the Purchaser to accept or procure the acceptance by one of its affiliates of an assignment ("Assignment") of the Coventry Lease and the Purchaser agrees to grant or procure the grant of the Assignment (and where reference in this Schedule is made to WPI Husky it shall mean the Purchaser or at its direction WPI Husky) upon the following provisions of this part of this Schedule.

2. Insofar as the same are applicable and are not consistent with or varied by the express terms of this Agreement, the foregoing agreement relating to the Assignment shall incorporate the Standard Conditions of Sale (Third Edition) ("Conditions") as varied in the manner set out below and for the avoidance of doubt for the purposes of the Conditions the seller is the Purchaser or at its discretion WPI Husky and the Vendor is the buyer.

2.1 In paragraphs (a) and (b) of Condition 1.3.6 the words "unless returned undelivered" shall be added after the word "posting".

2.2 Paragraph (c) of Condition 3.1.2 shall be amended to read "those of which the seller does not have actual knowledge" and the following paragraph (f) shall be added to the Condition:

     "(f) all other matters disclosed or reasonably to be expected to be disclosed by searches and as a result of enquiries made by or for the buyer or which a prudent buyer ought to make".

2.3 In Condition 3.1.3 the words "of which he receives actual knowledge" shall be inserted after the words "new public requirement" and shall also be substituted for the words "which he learns about".

2.4  Condition 4.3.2 shall not apply.

2.5 Conditions 5.1.1 and 5.2.1 shall not apply and the risk of damage to or destruction of the Coventry Property passes to the Vendor from the date of this Agreement save that the Purchaser shall continue to comply with the insurance provisions of the Coventry Lease.

2.6  The following proviso shall be added at the end of Condition 6.6:

          "PROVIDED that the production of such receipt shall not be a condition of completion but if the seller is unable to produce the same then the Vendor shall furnish such other evidence (if any) as may be available in respect thereof" and in paragraph (a) of Condition 8.3.2 the words "but the Seller shall not be obliged to pay a premium for such consent" shall be added after the words "obtain it".

2.7 The Coventry Lease is sold together with all easements, rights and licences attaching or appurtenant thereto and all buildings, structures and fixed and non-severable plant, machinery and equipment thereon except:

     2.7.1 property belonging to the suppliers of gas, water, electricity, telecommunications or other services; and

     2.7.2  landlord's fixtures and fittings; and

     2.7.3 tenant's and trade fixtures and fittings on any part of the Coventry Property which are owned by the Purchaser or WPI Husky but subject to the easements, rent charges, covenants, restrictions, leases, tenancies (including statutory tenancies), licences, agreements, overriding interests (as defined in Section 70(1) of the Land Registration Act 1925) and also are sold subject also to the rents, covenants and conditions reserved by or contained in the leases under which the same are respectively held.

     The Vendor shall raise no requisitions nor make any objection in respect of any of the above.

2.8  The Assignment shall be made without title guarantee.

2.9 The Vendor (as the transferee) will covenant with WPI Husky (as the transferor) as follows:

     "The Assignee hereby covenants with the Assignor that the Assignee and the Assignee's successors in title will henceforth during the continuance of the term of the Lease pay the rents reserved thereby and observe and perform the lessee's covenants and the conditions contained therein and will indemnify the Assignor and the successors in title of the Assignor from and against all actions, proceeds, costs, claims, expenses and liability for or on account of (i) any future breach, non-observance or
                                     -
     non-performance thereof and (ii) any breach, non-observance or non-
                                  --
     performance of any covenants concerning the state or condition of the Property".

2.10 The Vendor is deemed to buy with knowledge in all respects of the authorised uses of the Coventry Property for the purposes of the enactments from time to time in force relating to town and country planning.

2.11 Upon the actual completion of the sale and purchase of the Coventry Property the Vendor shall simultaneously grant and WPI Husky shall accept the New Sublease of the Coventry Property.

3.   Consents to Transfer of Coventry Property and New Sublease

3.1  WPI Husky shall (or at the request of the Vendor, permit the Vendor to):

     3.1.1 apply at the expense of the Vendor for consent to assign the Coventry Property to the Vendor and for the grant of the New Sublease to WPI Husky by the Vendor; and

     3.1.2  use all reasonable endeavours to obtain such consent;

     3.1.3 keep the Vendor fully informed of all progress made with regard to the obtaining of such consent;

     3.1.4 enter into a direct covenant with the landlord for the New Sublease as reasonably required by the Coventry lease.

3.2 The Vendor shall in connection with obtaining the consents referred to in paragraph 3.1.1 above:

     3.2.1 provide all information and references reasonably required by the landlord;

     3.2.2 enter into direct covenants and provide such other security as required under the Coventry lease or as the landlord may otherwise require.

Section 2

4.1 The Vendor may, if it appears that the Landlord will not grant such consents, request that negotiations be had with the Landlord for the Landlord to take a surrender from WPI Husky of the Coventry Lease (at a premium or otherwise) and the simultaneous grant of a new lease by the Landlord to WPI Husky upon the same terms as the New Sublease.

4.2 WPI Husky, as tenant under the Coventry Lease, shall authorise in writing Mike Tule of the Vendor to conduct all negotiations with the Landlord but he shall have no authority to bind or commit WPI Husky or the Purchaser and all negotiations shall be on a subject to contract and without prejudice basis.

4.3 Mr. Tule shall keep WPI Husky fully informed of the progress of any negotiations, invite WPI Husky to attend any meetings, and copy them in on all correspondence.

4.4 Any negotiations by the Vendor and/or Mr. Tule under this Schedule shall be at the cost of the Vendor and any costs and expenses required by the landlord (including legal) in connection with such negotiations and the completion of any documentation shall also be at the cost of the Vendor and the Purchaser and WPI Husky shall be indemnified by the Vendor in respect of such costs.

4.5 In the event that a surrender of the Coventry Lease and grant of a new lease to WPI Husky can be negotiated, the Vendor shall pay and indemnify, in addition to the costs and expenses of the Landlord, any premium or other consideration required by the Landlord for such Surrender including VAT thereon and all stamp duty payable on the new lease.

4.6 WPI Husky shall retain the discretion as to whether the terms proposed by the Landlord for the surrender or a new lease are acceptable to the Purchaser provided that the Purchaser shall if the following conditions are fulfilled procure that WPI Husky effects such surrender and accepts a new lease.

4.7  The conditions referred to in the foregoing paragraph are:

     4.7.1  Any premium demanded by the Landlord is paid by the Vendor;

     4.7.2  All costs are met by the Vendor;

     4.7.3 The terms of the surrender do not impose any post completion obligations on WPI Husky and all pre-completion obligations are observed or performed by the Vendor at the Vendor's costs;

     4.7.4 The terms of the new lease offered by the Landlord are those of the New Sublease.

Section 3

5.   In this Schedule:-

     "New Sublease" means a sublease of the whole of the Coventry Property to be granted by the Vendor as Transferee of the Coventry Lease at the passing rent currently payable under the Coventry Lease for a term of five years commencing on the date of the Assignment with a rent review at 25/12/2001 substantially in the form of the Coventry Lease except that the Tenant shall not be liable to keep the premises the subject of the demise in a better state or condition than at the date of this Agreement and the Lease shall contain an option for the Tenant upon giving not less than 6 months' notice before the end of the term for a further lease for a term expiring 10 years after the date of the Assignment with a review as at 25.12.2006.

Section

6.   The Vendor shall by the End Date either:

     6.1  Complete the Assignment and the grant of the New Sublease; or

     6.2  Complete the Surrender and procure the grant of a new lease.

7.   In paragraph 6 the End Date means 90 days after the date of this Agreement.
--

                                  SCHEDULE 7
                                  ----------

                         Purchase Price Apportionment
                         ----------------------------

Purchase Price apportioned to the Shares: U.S.$20,704,400

Purchase Price apportioned to the US Assets: U.S.$10,908,400

Purchase Price apportioned to the UK Assets: U.S.$3,000,000

               Total Purchase Price U.S.$34,612,800

                                  SCHEDULE 8
                                  ----------

                             Accounting Principles
                             ---------------------


                                    UK GAAP

SIGNED BY                                     )
on behalf of                                  )
DYNATECH NOMINEES                             )        /S/  MARK TREMALLO
LIMITED in the presence of:-                  )

Witness: ALLAN M. KLINE

Signature:  /S/  ALLAN M. KLINE

Address:3 NEW ENGLAND EXECUTIVE PARK, BURLINGTON, MA  01802

Occupation: DIRECTOR

SIGNED BY JOHN ALLARD                         )
for and on behalf of                          )
WPI GROUP (UK)                                )        /S/  JOHN ALLARD
in the presence of:-                          )

Witness: LINDA M. RACETTE

Signature:  /S/  LINDA M. RACETTE

Address: 54 MAPLE LANE, MANCHESTER, NH 03109

Occupation: LEGAL ASSISTANT

SIGNED BY JOHN ALLARD                         )
for and on behalf of                          )        /S/  JOHN ALLARD
WPI GROUP INC.                                )
in the presence of:-                          )

Witness: LINDA M. RACETTE

Signature:  /S/  LINDA M. RACETTE

Address: 54 MAPLE LANE, MANCHESTER, NH 03109

Occupation: LEGAL ASSISTANT